Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

BURLINGTON RESOURCES OIL & GAS COMPANY LP

AND

DENBURY ONSHORE, LLC

CEDAR CREEK ANTICLINE PROPERTIES

Bowman and Slope Counties, North Dakota and Fallon County, Montana

Dated January 14, 2013

TABLE OF CONTENTS

Page

ARTICLE 1	PROPERTY DESCRIPTION	1

1.1	The Property	1
1.2	Exclusions from the Property	2
1.3	Ownership of Production from the Property and Payment of Expenses Relating to the Property	4

ARTICLE 2	CONSIDERATION	4

2.1	Purchase Price	4
2.2	Adjustments at Closing	5
2.3	Adjustments after Closing	6
2.4	Payment Method	6
2.5	Principles of Accounting	6
2.6	Reporting Value of the Property	7
2.7	Section 1031 Exchange	7

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	7

3.1	Reciprocal Representations and Warranties	7
3.2	ASSIGNOR’s Representations and Warranties	8
3.3	ASSIGNEE’s Representations and Warranties	9
3.4	Limitation as to Environmental Matters	10
3.5	Notice of Changes	10
3.6	Representations and Warranties Exclusive	11

ARTICLE 4	DISCLAIMER OF WARRANTIES; OTHER TITLE MATTERS	11

4.1	Title; Encumbrances	11
4.2	Condition and Fitness of the Property	11
4.3	Information About the Property	12
4.4	Special Warranty of Title; Subrogation of Warranties	12

ARTICLE 5	DUE DILIGENCE REVIEW OF THE PROPERTY; COVENANTS	12

5.1	Records Review	12
5.2	Physical Inspection	13
5.3	Environmental Assessment	13
5.4	Bonding Requirements	15
5.5	Preferential Rights and Consents to Assign	15
5.6	Title Defects	17
5.7	Casualty Losses and Government Takings	20
5.8	Termination Due to Impairments to the Property	21
5.9	Hart-Scott-Rodino	21
5.10	Updates to Exhibit A	21
5.11	Audit Matter	22

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ARTICLE 6	CLOSING AND POST-CLOSING OBLIGATIONS	22

6.1	Closing Date	22
6.2	Conditions to Closing	22
6.3	Closing	23
6.4	Post-Closing Obligations	25

ARTICLE 7	ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS	27

7.1	ASSIGNEE’s Obligations After Closing	27
7.2	ASSIGNOR’s Obligations After Closing	28
7.3	ASSIGNEE’s Plugging and Abandonment Obligations	29
7.4	ASSIGNEE’s Environmental Obligations	30
7.5	Access to Core Samples	30

ARTICLE 8	INDEMNITIES	31

8.1	Definition of Claims	31
8.2	Application of Indemnities	31
8.3	ASSIGNEE’s Indemnity	31
8.4	ASSIGNOR’s Indemnity	32
8.5	Notices and Defense of Indemnified Claims	32
8.6	Indemnity Limits	32
8.7	NORM	33
8.8	Pending Litigation and Claims	33
8.9	Waiver of Consequential and Punitive Damages	34

ARTICLE 9	TAXES AND EXPENSES	34

9.1	Recording Expenses	34
9.2	Ad Valorem, Real Property, Personal Property and Excise Taxes	34
9.3	Severance Taxes	34
9.4	Tax and Financial Reporting	34
9.5	Tax Cooperation	35
9.6	Sales and Use Taxes	35
9.7	Income Taxes	35
9.8	Incidental Expenses	35

ARTICLE 10	OPERATIONS PENDING AND AFTER CLOSING	35

10.1	ASSIGNOR’s Covenants Pending Closing	35
10.2	ASSIGNOR Operated Properties After Closing	36

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ARTICLE 11	MISCELLANEOUS	36

11.1	Imbalances	36
11.2	Purchase of Production	37
11.3	Alternative Dispute Resolution	37
11.4	Survival	38
11.5	Public Announcements	39
11.6	Suspense Accounts	39
11.7	ASSIGNOR’s Marks and Logos; Post-Closing Inspections	39
11.8	Notices	39
11.9	Assignment	40
11.10	Entire Agreement and Amendment	40
11.11	Successors and Assigns	40
11.12	Third Party Beneficiaries	40
11.13	Severability	40
11.14	Counterparts	40
11.15	Governing Law	41
11.16	Exhibits	41
11.17	Waiver	41
11.18	Interpretation	41
11.19	Termination; Default and Remedies	42
11.20	Waiver of Right to Rescission	43
11.21	WAIVER OF CONSUMER RIGHTS	43
11.22	Specific Performance	44

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Exhibits

Exhibit A

Schedule A-1                           East Lookout Butte Unit
Schedule A-2                           Cedar Hills South Unit
Schedule A-3                           Pennel Unit
Schedule A-4                           Cabin Creek Unit
Schedule A-5                           Federal Waller 14-26H
Schedule A-6                           Buchholz 41C-8SH-05
Schedule A-7                           Federal Montana 41-28H
Schedule A-8                           Ferguson 31-17H
Schedule A-9                           Griffith 31-21H
Schedule A-10                           BR Monarch 41-35H
Schedule A-11                           Monarch 14-23H
Schedule A-12                           Monarch 41-25HR
Schedule A-13                           Monarch 41-31H
Schedule A-14                           Off-Lease Facilities and Equipment

Exhibit B

Schedule B-1                           ASSIGNOR’s Assignment Notice
Schedule B-2                           ASSIGNEE’s Assignment Notice

Exhibit C                      Pending Litigation and Claims Affecting the Property

Exhibit D

Schedule D-1                           Form of Assignment and Bill of Sale
Schedule D-2                           Form of Oil and Gas Lease (Zero Percent Retained Royalty)
Schedule D-3                           Form of Oil and Gas Lease (Twenty Percent Retained Royalty)

Exhibit E                      Form of Nonforeign Affidavit

Exhibit F                      Production Imbalances

Exhibit G                      Tax Partnerships

Exhibit H                      Preferential Rights and Consents

Exhibit I                      Authorities For Expenditure

Schedule I-1                           AFE’s (Active Projects)

Exhibit J                      Wells Under Order For Plugging and Abandonment

Exhibit K                      Payout Balances

Exhibit L                      Form of Crude Oil Outright Purchase Agreement

Exhibit M                      Form of Data License

Exhibit N                      Form of Transition Services Agreement

Exhibit O                      Excluded Assets

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Exhibit P                      Allocation of Purchase Price

Exhibit Q                      Affiliate Interests Excluded From Property

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INDEX OF DEFINED TERMS

Adverse Environmental Condition	13
AFE	9
Affiliate	42
Agreement	1
Allocated Value	7
ASSIGNEE	1
ASSIGNEE Parent	10
ASSIGNEE’s Assumed Obligations	27
Assignment Documents	24
ASSIGNOR	1
Assignor Group	9
ASSIGNOR’s Retained Obligations	28
business day	41
Casualty Loss	20
Claims	31
Closing	22
Closing Date	22
Code	7
Consents	15
CPR	37
CPR Rules	37
curative	14
cure	14
Data License	25
Deductible Amount	14
Dispute	37
Downward Adjustments	5
Effective Date	1
Environmental Deadline Date	13
Environmental Defect Value	13
Environmental Laws	14
Environmental Obligations	30
Equipment	1
Excise Taxes	34
Excluded Assets	2
Fee Interests	2
Final Settlement Date	6
Final Settlement Statement	6
Government Taking	20
Hart-Scott-Rodino Act	21
Hydrocarbons	4
includes	41
Income Taxes	35
Inspector	13
Interest Addition	20
Interest Addition Value	20
knowledge	41
Leases	1
Non-Unitized Wells	1
Non-Unitized Wells Fee Interests	2
NORM	29
Oil and Gas Lease	24

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Outside Date	42
Permits and Easements	2
Permitted Encumbrance	18
Person	41
Phase I environmental assessment	13
Pipeline Inventory	4
Plugging and Abandonment Obligations	29
Preferential Rights	15
Preliminary Settlement Statement	5
Production Imbalances	36
Property	1
Property Records	2
Property Taxes	34
Purchase Price	4
Qualified Intermediary	7
Related Contracts	2
Required Consent	16
Royalty Interests	2
Stock Tank Oil	4
Title Defect	17
Title Defect Value	19
Transfer Taxes	35
Transition Services Agreement	25
Twenty Percent Retained Royalty Oil and Gas Lease	24
Unit Fee Interests	2
Unitized Wells	1
Units	1
Upward Adjustments	5
Wells	1
Zero Percent Retained Royalty Oil and Gas Lease	24

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), dated January 14, 2013, to be effective as of 7:00 a.m., Mountain time, on January 1, 2013 (the “Effective Date”), is between Burlington Resources Oil & Gas Company LP, a limited partnership organized and existing under the laws of the State of Delaware (“ASSIGNOR”), with offices at 600 North Dairy Ashford, Houston, Texas 77079, and Denbury Onshore, LLC (“ASSIGNEE”), a Delaware limited  liability company with offices at 5320 Legacy Drive, Plano, Texas 75024.

RECITALS:

ASSIGNOR owns certain producing and nonproducing oil and gas properties in Bowman and Slope Counties, North Dakota, and Fallon County, Montana, together with related facilities, contractual rights and obligations, and ASSIGNOR desires to assign its interests in this property and facilities, and transfer these contractual rights and obligations.

ASSIGNEE desires to acquire ASSIGNOR’s interests in these properties, facilities and contractual rights.

Therefore, ASSIGNOR and ASSIGNEE agree to the sale and transfer of ASSIGNOR’s interests in these properties, facilities, contractual rights and obligations to ASSIGNEE on the terms and conditions set forth in this Agreement.

ARTICLE 1
PROPERTY DESCRIPTION

1.1 The Property.  Subject to the terms of this Agreement, ASSIGNOR shall sell, convey and assign to ASSIGNEE and ASSIGNEE shall purchase, pay for, and accept all of ASSIGNOR’s right and title to, and interest in, and all privileges and obligations appurtenant to, the following described properties, assets, property rights, interests, privileges and obligations (such properties, assets, property rights, interests, privileges and obligations, SAVE and EXCEPT the Excluded Assets described in Section 1.2, are hereafter referred to collectively as the “Property”):

1.1.1 Other than the Fee Interests, the oil, gas and mineral leases, operating rights, working interests and net revenue interests in the Units and in the Non-Unitized Wells, including but not limited to those interests, rights and leases described in Exhibit A, INSOFAR AND ONLY INSOFAR AS those interests, rights and leases cover and include the lands, depths and rights described in Exhibit A (the “Leases”);

1.1.2 All rights, obligations and interests in any unit or pooled area in which the Leases are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases or Wells, including without limitation, all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority, as described in Exhibit A (the “Units”);

1.1.3 All oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems (a) associated with or located on or within the geographic boundaries of the Leases, Units or Permits and Easements and (b) located outside the geographic boundaries of and not associated with the Units and described in Exhibit A, in the case of both (a) and (b) including but not limited to those wells (whether or not located on or within the geographic boundaries of the Leases, Units or Permits and Easements) described in Exhibit A (the “Wells” – for the avoidance of doubt, the Wells includes both “Unitized Wells”, which are associated with or located within the geographic boundaries of the Units, and “Non-Unitized Wells”, which are wells located outside the geographic boundaries of the Units and which are not associated with any Unit);

1.1.4 All equipment, facilities, flow lines, pipelines, gathering systems (other than gas plant gathering systems), well pads, caissons, platforms, tank batteries, improvements, fixtures, inventory, spare parts, tools, movables, immovables, vehicles, abandoned property and junk and other personal property located on the Leases, the Units, or the Permits and Easements, including but not limited to those assets described in Exhibit A together with the off-Lease equipment, pipelines or gathering lines and the processing, treating, fractionation or handling facilities located downstream of the Leases or Units and the other off-Lease facilities, described in Exhibit A, Schedule A-14 (the “Equipment”);

1.1.5 To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, surface fee tracts, and similar rights, obligations and interests to the extent applicable to or used in operating the Leases, Units, Wells, or Equipment, including but not limited to those assets described in Exhibit A (the “Permits and Easements”);

1.1.6 Other than the Fee Interests, all royalty, overriding royalty, net profits or other oil, gas or mineral interests in the Units and in the Non-Unitized Wells, including but not limited to those described in Exhibit A (other than the Fee Interests, the “Royalty Interests”), including all rights and obligations pertaining to the Royalty Interests under any of the Related Contracts;

1.1.7 A leasehold interest in (a) all fee oil, gas and other hydrocarbons within the Units including those described in Exhibit A (such fee interests, the “Unit Fee Interests”), in accordance with the terms of the Zero Percent Retained Royalty Oil and Gas Lease described in Exhibit D-2 and (b) all fee oil, gas and other hydrocarbons associated with the Non-Unitized Wells including those described in Exhibit A (such fee interests, the “Non-Unitized Wells Fee Interests” and, collectively with the Unit Fee Interests, the “Fee Interests”), in accordance with the terms of the Twenty Percent Retained Royalty Oil and Gas Lease described in Exhibit D-3;

1.1.8 To the extent assignable or transferable, all contractual rights, obligations and interests in: (a) except as set forth in (b) below, all agreements and contracts applicable to the Property, including unit agreements, farmout agreements, farmin agreements, and operating agreements, including without limitation, those described in Exhibit A, and (b) except for any such agreements that can be terminated by ASSIGNOR on 30 days’ prior written notice or less, all hydrocarbon sales, purchase, gathering, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, including those described in Exhibit A, INSOFAR ONLY as (a) and (b) cover and apply to any or all of the Leases, Units, Wells, Equipment, Permits and Easements, and Royalty Interests (collectively, the “Related Contracts”); and

1.1.9 Subject to Section 6.4.1, copies (including electronic copies, if existing) of all lease files, right-of-way files, well files (including well logs), production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to any or all of the Leases, Units, Wells, Equipment, Permits and Easements, Royalty Interests and Related Contracts (the “Property Records”), and all other tangibles, movables, immovables, miscellaneous interests or other assets on the Leases.

1.2 Exclusions from the Property.  The Property to be conveyed and assigned under this Agreement does not include the following, which are reserved by ASSIGNOR (the “Excluded Assets”):

1.2.1 Subject to the terms and conditions of Section 7.5 and the Data License to be executed at Closing, all (a) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to ASSIGNOR or licensed by ASSIGNOR from third parties, and (b) interpretations of seismic, geological, geochemical or geophysical data belonging to ASSIGNOR or licensed from third parties;

1.2.2 ASSIGNOR’s intellectual property used in developing or operating the Property, including without limitation, proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

1.2.3 ASSIGNOR’s right, title and interest in easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, and similar rights, obligations and interests, to the extent they are attributable and allocable to rights and interests retained by ASSIGNOR (if any);

1.2.4 ASSIGNOR’s corporate, financial and tax records, and legal files (except title opinions, abstracts and other muniments of title), except that ASSIGNOR will provide ASSIGNEE with copies of any tax records that are necessary for ASSIGNEE’s ownership, administration or operation of the Property;

1.2.5 Notwithstanding any other provision of this Agreement to the contrary, any of ASSIGNOR’s confidential personnel, interpretative, or strategic documents, records or information (including without limitation, employee information, internal valuation data, reservoir and field studies, environmental studies, future work plans, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege), or which ASSIGNOR cannot legally provide to ASSIGNEE because of third party restrictions (after using commercially reasonable efforts to obtain any consents);

1.2.6 Trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings), and adjustments or refunds attributable to ASSIGNOR’s interest in the Property that relate to any period before the Effective Date, including without limitation, any imbalances attributable to the Property downstream of the Property or at gas processing plants and associated make-up or cash settlement rights, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Related Contracts;

1.2.7 Claims of ASSIGNOR for refund of or loss carry forwards with respect to (a) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Date, (b) income or franchise taxes and (c) any taxes attributable to the excluded items described in this Section 1.2;

1.2.8 Except suspense accounts paid to ASSIGNEE pursuant to Section 11.6, all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Date, and security or other deposits made with third parties prior to the Effective Date;

1.2.9 All proceeds, benefits, income or revenues with respect to the Property attributable to periods prior to the Effective Date;

1.2.10 All Claims arising from acts, omissions or events, or damage to or destruction of the Property before the Effective Date, and all related rights, titles, claims and interests of ASSIGNOR (a) under any policy or agreement of insurance or indemnity, (b) under any bond or letter of credit, or (c) to any insurance or condemnation proceeds or awards;

1.2.11 All rights and obligations applicable to the matters listed under the section of Exhibit C entitled “ASSIGNOR’s Responsibility”;

1.2.12 All contracts for procurement of goods and services related to the Property (except for those support service contracts specifically listed as part of the Related Contracts in Exhibit A);

1.2.13 All swap, futures, or derivative contracts backed by or related to the Hydrocarbons;

1.2.14 (a) Pipelines, equipment and other facilities located on the Leases, the Units, or the Permits and Easements that are not associated with or used (or have never been used) in connection with the Leases or the Units; (i) any equipment, materials spare parts, tools and other personal property that may have been previously used on the Leases, the Units or the Permits and Easements, but is, as of the date of this Agreement, presently stored or warehoused at an ASSIGNOR or third party site not located on the Property; and (ii) any gas processing plants or their associated facilities, pipelines and gathering lines, wherever located, other than as may be described in Exhibit A (such assets include, but are not limited to, those identified on Exhibit O);

1.2.15 Other than as may be described in Exhibit A, (a) radio towers, remote terminal units, all SCADA equipment that is associated with locations other than the Property, personal computer equipment, communication equipment (including licensed and unlicensed radios located on the Leases), and photocopy machines, wherever located, (b) all leased vehicles and equipment for which ASSIGNEE does not assume the applicable lease in connection with this Agreement, and (c) all third party equipment and property located on or used in connection with the Property, including without limitation contractor equipment (such assets include, but are not limited to, those identified on Exhibit O);

1.2.16 ASSIGNOR’s rights under any existing contracts providing for the gathering, compression, treating, transportation, processing or sales of oil or gas produced from the Leases or Wells, other than the Related Contracts (ASSIGNEE will need to make its own arrangements for these matters with respect to its production from the Leases); and

1.2.17 ASSIGNOR’s interests, rights, benefits and obligations to any and all emission capture and trade credits and allowances attributable to the Property.

1.3 Ownership of Production from the Property and Payment of Expenses Relating to the Property.

1.3.1 Production and Expenses Before the Effective Date.

(a) ASSIGNOR (i) will own all merchantable oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description (“Hydrocarbons”) produced from or attributable to the Property before the Effective Date and (ii) will be responsible for the payment of all expenses attributable to the Property prior to the Effective Date.  If, on the Effective Date, Hydrocarbons produced from or attributable to the Property before the Effective Date are stored in the Lease or unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Property (the “Pipeline Inventory”), ASSIGNEE shall purchase from ASSIGNOR the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the actual weighted average price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month preceding the Effective Date.  If no Hydrocarbons were sold in the preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used.  ASSIGNEE will pay ASSIGNOR for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 2.2.

(b) The Stock Tank Oil and the Pipeline Inventory were gauged and measured by representatives of ASSIGNOR as of 7:00 a.m. local time where the Property is located on the Effective Date.  ASSIGNOR and ASSIGNEE accept the Lease or unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

1.3.2 Production and Expenses After the Effective Date.  After Closing, ASSIGNEE (a) will own all Hydrocarbons produced from or attributable to the Property on and after the Effective Date and (b) will be responsible for the payment of all expenses attributable to the Property on and after to the Effective Date.  ASSIGNOR will sell on ASSIGNEE’s behalf all Hydrocarbons produced from or attributable to the Property between the Effective Date and the Closing Date, and ASSIGNOR will credit ASSIGNEE for the proceeds of these sales as an adjustment to the Purchase Price, as provided in Sections 2.2 and 2.3.  Subject to any continuing sale obligations under the Related Contracts and the Crude Oil Outright Purchase Agreement, ASSIGNEE may sell Hydrocarbons produced from or attributable to the Property on and after the Closing Date as it deems appropriate.

ARTICLE 2
CONSIDERATION

2.1 Purchase Price.

2.1.1 Amount Due At Closing.  At the Closing, ASSIGNEE will pay ASSIGNOR ONE BILLION FIFTY MILLION and NO/100 DOLLARS ($1,050,000,000.00) for the Property (the “Purchase Price”), such amount to be adjusted as specified in Sections 2.1.2, 2.2 and 2.3, and ASSIGNEE will assume the Assumed Obligations and provide the other agreements and covenants provided herein as the total consideration for the Property.  For purposes of this Agreement and for federal income tax purposes, the Purchase Price will be allocated among the various portions of the Property and among depreciable assets and nondepreciable assets as provided in Exhibit P.

2.1.2 Paragraph Intentionally Left Blank

2.2 Adjustments at Closing.

2.2.1 Preliminary Settlement Statement.  At Closing, the Purchase Price will be adjusted as set forth in Sections 2.1.2, 2.2.2 and 2.2.3.  No later than four (4) business days prior to the Closing Date, ASSIGNOR will provide ASSIGNEE a preliminary settlement statement identifying all adjustments to the Purchase Price to be made at Closing calculated in accordance with Sections 2.1.2, 2.2.2 and 2.2.3 (the “Preliminary Settlement Statement”).  ASSIGNOR and ASSIGNEE acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement for the Property.  Prior to the Closing, ASSIGNEE will have the right to deliver to ASSIGNOR a written report containing any proposed changes ASSIGNEE may have to the Preliminary Settlement Statement delivered by ASSIGNOR.  The Preliminary Settlement Statement as agreed upon by the parties will be used to determine the adjustments to the Purchase Price at Closing under this Section 2.2; provided that if the parties cannot agree on the Preliminary Settlement Statement prior to Closing, the Preliminary Settlement Statement as presented by ASSIGNOR will be used to determine the adjustments to the Purchase Price at Closing under this Section 2.2.

2.2.2 Upward Adjustments.  The Purchase Price will be increased by the following expenses and revenues (without duplication) ( “Upward Adjustments”):

(a) ASSIGNOR’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by ASSIGNOR in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period on and after the Effective Date; provided that, for the period between the Effective Date and the Closing Date, with respect to those portions of the Property for which ASSIGNOR is a one hundred percent (100%) working interest owner, all attributable production and operating costs and expense, including a charge for overhead in the amount of $1,225.00 per producing Well per month; but excluding, in all cases, liabilities, obligations, costs and expenses attributable to (i) actual or claimed personal injury, including death of ASSIGNOR’s employees, (ii) the gross negligence or willful misconduct of ASSIGNOR or any of its Affiliates in the operation of its Assets prior to Closing, (iii) remediation of environmental conditions created prior to the Effective Date and attributable to the Property, (iv) Excluded Assets or ASSIGNOR’s Retained Obligations, (v) curing Title Defects or remediating Adverse Environmental Conditions attributable to the Property, (vi) requiring the furnishing of make-up gas or other gas balancing obligations, or (vii) working interests, royalties, overriding royalties or other interests held in suspense attributable to the Property;

(b) ASSIGNOR’s share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income from the Property received by ASSIGNEE, to the extent they are attributable to the ownership or operation of the Property before the Effective Date, and the value of the Stock Tank Oil and the Pipeline Inventory as of 7:00 a.m. local time where the Property is located on the Effective Date;

(c) Any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between ASSIGNOR and ASSIGNEE prior to or at Closing; and

(d) (i) Capital or maintenance expenses incurred by ASSIGNOR to the extent each such expense is attributable to the Property for the period on and after the Effective Date and is either (A) approved or deemed approved under Section 10.1 or (B) less than $50,000 net to ASSIGNOR’s interest in the applicable portion of the Property and (ii) expenses incurred by ASSIGNOR with respect to the capital or maintenance AFE’s shown on Schedule I-1; provided, however, that with respect to any such AFE, the Purchase Price will not be increased for any such expenses to the extent they exceed one hundred and ten percent (110%) of the budgeted amount for such AFE shown on Schedule I-1 without the prior written consent of ASSIGNEE.

2.2.3 Downward Adjustments.  The Purchase Price will be decreased by the following expenses and revenues (without duplication) ( “Downward Adjustments”):

(a) ASSIGNOR’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by ASSIGNEE in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period before the Effective Date;

(b) ASSIGNOR’s share (ASSIGNEE’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income attributable to the Property and received by ASSIGNOR, including the proceeds from any sale by ASSIGNOR of the Stock Tank Oil and the Pipeline Inventory, to the extent they are attributable to the ownership and operation of the Property on or after the Effective Date; and

(c) Any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between ASSIGNOR and ASSIGNEE.

2.3 Adjustments after Closing.

2.3.1 Final Settlement Statement.  Within 150 days after Closing (as may be extended pursuant to the proviso in this sentence, the “Final Settlement Date”), ASSIGNOR will prepare a final settlement statement for the Property containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2 (the “Final Settlement Statement”); provided that such 150 day deadline may be extended by an additional 30 days by mutual written consent of the parties hereto.  If ASSIGNOR does not deliver the Final Settlement Statement by the Final Settlement Date, then ASSIGNEE may prepare and deliver to ASSIGNOR the Final Settlement Statement.  The recipient of the Final Settlement Statement will have 60 days after receiving the Final Settlement Statement to provide the preparer of the Final Statement with written exceptions to any items in the Final Settlement Statement that such recipient party believes in good faith to be questionable.  All items in the Final Settlement Statement to which such recipient does not take written exception within the 60-day review period will be deemed to be accepted by the parties hereto.

2.3.2 Payment of Post-Closing Adjustments.  Any adjustments to the Purchase Price will be offset against each other so that only one payment is required.  The party owing payment will pay the other party the net post-Closing adjustment to the Purchase Price with respect to all undisputed items within 10 days after the expiration of the 60-day review period for the Final Settlement Statement.  However, the payment of any disputed items will be subject to the further rights of the parties under Section 2.3.3.

2.3.3 Resolution of Disputed Items.  After the completion and delivery of the Final Settlement Statement, the parties shall negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement.  If the parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the party owing payment will pay the other party within 10 days after the parties reach agreement.  If the parties are unable to agree on the amount due with respect to any disputed items within 60 days after the preparer of the Final Settlement Statement receives the recipient’s written exceptions to the Final Settlement Statement, then the parties will attempt to resolve their disagreement with respect to the disputed items pursuant to the dispute resolution procedure set forth in Section 11.3.

2.3.4 Further Revenues and Expenses.  After the completion of the post-Closing adjustments under this Section 2.3, (a) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, and (b) if either party pays expenses that are the responsibility of the other party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment.  However, neither party will be obligated to reimburse the other party for any such expense in excess of $100,000 unless it has been consulted about the expense prior to payment.  In the event either party receives revenues or pays expenses that belong to or are the responsibility of the other party prior to the Final Settlement Date, such revenues and expenses shall be reflected in the Final Settlement Statement, and, once resolved in the Final Settlement Statement in accordance with this Section 2.3, neither the ASSIGNEE nor the ASSIGNOR shall have any further obligation to pay the other to the extent proceeds or expenses have been reflected in the Final Settlement Statement.

2.4 Payment Method.  Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5 Principles of Accounting.  The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry, as applicable, and applicable laws, rules and regulations, and will be accompanied by reasonable supporting documentation for each item in those statements.

2.6 Reporting Value of the Property.  Except as may be required by applicable Law, order of a court of competent jurisdiction, or the rules and regulations of any governmental agency or stock exchange, neither party will take any position in preparing financial statements, tax returns, reports to shareholders or governmental authorities, or otherwise, that is inconsistent with the allocation of value for the Property in Exhibit P, unless the parties otherwise agree in writing.  The value assigned to each portion of the Property in Exhibit P is hereafter referred to as the “Allocated Value” of that portion of the Property.

2.7 Section 1031 Exchange.  ASSIGNOR and ASSIGNEE hereby agree that ASSIGNEE shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”).  Likewise, ASSIGNOR shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  In the event either party assigns its rights under this Agreement pursuant to this Section 2.7, such party agrees to notify the other party in writing of such assignment at or before Closing.  If ASSIGNOR assigns its rights under this Agreement for this purpose, ASSIGNEE agrees to (a) consent to ASSIGNOR’s assignment of its rights in this Agreement substantially in the form attached hereto as Exhibit B-1, and (b) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  If ASSIGNEE assigns its rights under this Agreement for this purpose, ASSIGNOR agrees to (i) consent to ASSIGNEE’s assignment of its rights in this Agreement substantially in the form of Exhibit B-2, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to ASSIGNEE the Property upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  ASSIGNOR and ASSIGNEE acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties.  By their execution of this Agreement, ASSIGNOR and ASSIGNEE each represent and warrant that the following statements are true and accurate as to itself, as of the execution date of this Agreement and the Closing Date.

3.1.1 Legal Entity Authority.  ASSIGNOR is a limited partnership and ASSIGNEE is a limited liability company, each duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.

3.1.2 Requisite Approvals.  Upon execution of this Agreement, it will have taken all necessary actions pursuant to its articles of incorporation, by-laws, partnership agreement and other governing documents to fully authorize (a) the execution and delivery of this Agreement and any transaction documents related to this Agreement; and (b) the consummation of the transaction contemplated by this Agreement.

3.1.3 Validity of Obligation.  This Agreement and all other transaction documents it is to execute and deliver on or before the Closing Date (a) have been duly executed by its authorized representatives; (b) constitute its valid and legally binding obligations; and (c) are enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Contractual Restrictions.  Its execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (a) the preferential right to purchase all or any portion of the Property; (b) required consents to transfer and related provisions; (c) maintenance of uniform interest provisions; and (d) any other third-party approvals or consents contemplated in this Agreement.

3.1.5 No Violation of Other Legal Restrictions.  Its execution, delivery and performance of this Agreement do not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6 Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

3.1.7 Brokers Fees.  It has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

3.1.8 No Restraining Litigation.  To its knowledge, as of the execution date of this Agreement, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its knowledge, threatened, against it before any court or governmental agency that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2 ASSIGNOR’s Representations and Warranties.  By its execution of this Agreement, ASSIGNOR represents and warrants to ASSIGNEE that the following statements are true and accurate, as of the execution date of this Agreement and the Closing Date.

3.2.1 Mortgages and Other Instruments.  The transfer of the Property to ASSIGNEE does not violate any covenants or restrictions imposed on ASSIGNOR by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

3.2.2 Lawsuits and Claims.  Except as disclosed in Exhibit C or, with respect to any matter arising after the execution date of this Agreement, disclosed to ASSIGNEE in writing after execution of this Agreement and prior to Closing, to ASSIGNOR’s knowledge, there is no written demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency (a) against ASSIGNOR or (b) against the Property, in each case, with respect to the ownership or operation of the Property that (i) would result in a material impairment or loss of title to any part of the Property, (ii) seeks the imposition of substantial damages with respect to the Property, (iii) would materially hinder or impede the operation of the Property or (iv) would otherwise have an adverse effect in any material respect on the Property.

3.2.3 Taxes.  Except as disclosed in Exhibit G:

(a) all material taxes, assessments, fees and other charges imposed by any governmental authority on or with respect to the Property that have become due and payable prior to the Closing Date have been duly paid, and all material tax returns required to be filed with respect to the Property prior to the Closing Date have been timely filed;

(b) there are no material Liens on any of the Property attributable to taxes, assessments, fees or other charges imposed by any governmental authority, other than statutory Liens for current period taxes that are not yet due and payable;

(c) none of the Property conveyed to ASSIGNEE is subject to any tax partnership agreement, provisions or other arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute; and

(d) there is no material property obligation of ASSIGNOR ,including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

3.2.4 Marketing.  Except (i) as set forth on Exhibit A, as applicable, (ii) for preferential purchase rights, and (iii) marketing arrangements by third party operators under existing joint or unit operating agreements, no Hydrocarbons produced from the Property are subject to a sales agreement (except contracts terminable without penalty by ASSIGNOR on not more than ninety (90) days’ notice), and no entity has any call upon, option to purchase or similar right under any agreement with respect to the Property or to the production therefrom.

3.2.5 AFEs.  As of the Effective Time, except for those listed on Exhibit I, there are no outstanding Authorities For Expenditures (“AFE”) to drill or rework any well for capital expenditures with respect to the Property that have been proposed by any Person having authority to do so, other than wells already drilled and completed, that exceed $50,000 net to ASSIGNOR’s interest in the applicable portion of the Property.

3.2.6 Ownership of the Leases, Wells and Units.  Except as set forth on Exhibit Q, no Affiliate of ASSIGNOR owns any direct right, title or interest in or to the Property.

3.2.7 Plugging and Abandonment.  Except as set forth on Exhibit J there are no Wells that constitute a part of the Property in respect of which any member of the Assignor Group has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned, whether pursuant to an order of a Governmental Authority or otherwise, and which remain unplugged.

3.2.8 Payout. To ASSIGNOR’S knowledge, Exhibit K sets forth the wells subject to payout as of the date set forth in such Exhibit.

3.2.9 Transactions with Affiliates. Except for this Agreement, the Crude Oil Outright Purchase Agreement or as set forth on Exhibit A, as applicable, neither ASSIGNOR nor any of its Affiliates (the “Assignor Group”) has entered into any Existing Contract or other agreement with any other member of the Assignor Group that will affect the Property or ASSIGNEE from and after the Effective Date, except for any agreement that was entered into in the ordinary course of business and upon terms no less favorable to ASSIGNEE, with respect to the Property, than would be obtainable in a comparable arm’s length transaction with a Person that is not a member of the Assignor Group.

3.3 ASSIGNEE’s Representations and Warranties.  By its execution of this Agreement, ASSIGNEE represents and warrants to ASSIGNOR that the following statements are true and accurate, as of the execution date of this Agreement and the Closing Date.

3.3.1 Independent Evaluation.  ASSIGNEE is an experienced and knowledgeable investor in the oil and gas business.  In making the decision to enter into this Agreement, ASSIGNEE has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof.

3.3.2 Qualification.  ASSIGNEE is now or at Closing will be, and thereafter will continue to be, qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Property is located, including meeting all bonding requirements.  Consummating the transaction contemplated in this Agreement will not cause ASSIGNEE to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.3.3 Securities Laws and ASSIGNEE’s Other Dealings.  ASSIGNEE has complied with all federal and state securities laws applicable to ASSIGNEE in regard to the purchase and sale of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property.  ASSIGNEE is acquiring the Property for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.  Except for traditional mortgage financing from reputable financial institutions, ASSIGNEE has not sought or solicited, nor is ASSIGNEE participating with, investors, partners (other than the owners of ASSIGNEE) or other third parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction, and all funds used by ASSIGNEE in connection with this transaction are ASSIGNEE’s own funds.

3.3.4 Governmental Approval.  ASSIGNEE is unaware of any fact or circumstance regarding ASSIGNEE or ASSIGNEE’s operations which would preclude or inhibit unconditional approval of ASSIGNOR’s assignment(s) of that portion of the Property which constitutes state or federal oil, gas and mineral leases to ASSIGNEE, by any federal or state authority having jurisdiction, including meeting existing or increased state and federal bonding or supplemental security requirements of such authority.

3.3.5 Operator’s Bond Qualifications.  ASSIGNEE is unaware of any fact or circumstance regarding ASSIGNEE or ASSIGNEE’s operations which would preclude or inhibit ASSIGNEE’s regulatory qualification to operate the Leases, Wells and Equipment for which ASSIGNEE is seeking operatorship, including meeting the existing or increased state and federal bonding or supplemental security requirements of any state or federal authority having jurisdiction.

3.3.6 No Investment Company.  ASSIGNEE is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.

3.3.7 ASSIGNEE’s Funds.  ASSIGNEE has arranged or will arrange to have available by the Closing Date sufficient funds to enable the ASSIGNEE to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement without financing that is subject to any material contingency.  All funds used or provided by ASSIGNEE in connection with this transaction and Closing are or will be ASSIGNEE’s own unrestricted funds, except that such funds may be subject to the like-kind exchange restrictions of Section 1031 of the Code, including the regulations and procedures promulgated thereunder, as applicable.

3.3.8 ASSIGNEE Financial Statements.

(a) The condensed consolidated balance sheet of Denbury Resources Inc., a Delaware corporation and the sole member of ASSIGNEE (“ASSIGNEE Parent”), and its consolidated subsidiaries as of December 31, 2011, and the related condensed consolidated statements of income, cash flows, and changes in common stockholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in its 2011 Form 10-K, as filed with the United States Securities and Exchange Commission, fairly present in all material respects, in conformity with GAAP (except as provided therein), the consolidated financial position of ASSIGNEE Parent and its consolidated subsidiaries as of such date and its consolidated results of operations and cash flows for such fiscal year.

(b) The condensed consolidated balance sheet of ASSIGNEE Parent and its consolidated subsidiaries as of September 30, 2012, and the related condensed consolidated statements of income and cash flows for the nine-month period then ended, set forth in its quarterly report on Form 10-Q for the quarter ended September 30, 2012, as filed with the United States Securities and Exchange Commission, fairly present in all material respects, in conformity with GAAP (except as provided therein), the consolidated financial position of ASSIGNEE Parent and its consolidated subsidiaries as of such date and its consolidated results of operations and cash flows for such nine-month period (subject to normal year-end audit adjustments and the absence of footnotes).

(c) Except as disclosed in ASSIGNEE Parent’s filings with the United States Securities and Exchange Commission, since September 30, 2012, there has been no material adverse effect upon the business, operations, property or financial condition of ASSIGNEE Parent and its consolidated subsidiaries, taken as a whole, which would materially impair the ability of ASSIGNEE to perform its obligations under this Agreement.

3.4 Limitation as to Environmental Matters.  The warranties and representations of ASSIGNOR in this Article 3 (other than the representations and warranties of ASSIGNOR in Section 3.2.2) do not extend to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Property.  Except for breaches of the representations and warranties of ASSIGNOR in Section 3.2.2, all liabilities and obligations of ASSIGNOR and ASSIGNEE with respect to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Property will be governed solely and exclusively by the provisions of Sections 4.2, 4.3, 5.3, 5.8, 7.4, 7.5, and Article 8, regardless of the warranties or representations in this Article 3.

3.5 Notice of Changes.  Prior to Closing, ASSIGNOR and ASSIGNEE will each give the other prompt written notice of any matter materially affecting any of their representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate in any material respects.

3.6 Representations and Warranties Exclusive.  ALL REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THOSE IN THIS ARTICLE 3) ARE EXCLUSIVE, AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

ARTICLE 4
DISCLAIMER OF WARRANTIES; OTHER TITLE MATTERS

4.1 Title; Encumbrances.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, ASSIGNOR WILL CONVEY THE PROPERTY TO ASSIGNEE SUBJECT TO ALL ROYALTIES, AGREEMENTS WITH RESPECT TO ROYALTIES, OVERRIDING ROYALTIES, BURDENS, LIENS, ENCUMBRANCES, AND SURFACE RIGHTS, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, IT IS UNDERSTOOD AND AGREED THAT ANY STATEMENT OF INTERESTS IN EXHIBIT A OF THIS AGREEMENT OR IN THE ASSIGNMENT DOCUMENTS TO BE EXECUTED AT CLOSING IS NOT A WARRANTY OR REPRESENTATION BY ASSIGNOR REGARDING ASSIGNOR’S OWNERSHIP INTEREST IN THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, ASSIGNOR MAKES NO REPRESENTATION REGARDING, AND SHALL HAVE NO LIABILITY FOR, ANY FAILURE TO MAINTAIN ANY LEASE OR PORTION THEREOF IN ACCORDANCE WITH ITS TERMS.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, (i) SPECIFICALLY WITH RESPECT TO THE PERMITS AND EASEMENTS, ASSIGNOR EXPRESSLY DISCLAIMS, AND ASSIGNEE HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT ASSIGNOR OWNS THE PERMITS AND EASEMENTS, THAT THEY ARE IN FORCE AND EFFECT, THAT THEY MAY BE ASSIGNED, THAT THEY ARE CONTIGUOUS, THAT THE EQUIPMENT LIES WITHIN THE PERMITS AND EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE THE EQUIPMENT AND (ii) ASSIGNOR EXPRESSLY DISCLAIMS, AND ASSIGNEE HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THERE ARE ANY PERMITS AND EASEMENTS IN FORCE AND EFFECT WITH RESPECT TO THE EQUIPMENT.  If necessary, ASSIGNEE shall secure its own rights to operate and maintain the Equipment on the lands of others at its own expense.

4.2 Condition and Fitness of the Property.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, ASSIGNOR WILL CONVEY THE PROPERTY TO ASSIGNEE WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, OR (iii) FREEDOM FROM OTHER DEFECTS.  BEFORE CLOSING, ASSIGNEE HAS INSPECTED, WILL INSPECT OR HAS OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND SUBJECT TO ASSIGNEE’S RIGHTS UNDER ARTICLE 5 AND ARTICLE 8 AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, WILL ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS

AND THE OIL AND GAS LEASE, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE PROPERTY (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES), (B) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (C) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE PROPERTY, (D) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, OR (E) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF.

4.3 Information About the Property.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY AGREEMENT PREVIOUSLY EXECUTED BY THE PARTIES WITH RESPECT TO THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO ASSIGNEE IN CONNECTION WITH THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 6.3, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS AND THE OIL AND GAS LEASE, ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY ASSIGNOR ARE PROVIDED TO ASSIGNEE AS A CONVENIENCE AND ASSIGNEE’S RELIANCE ON OR USE OF THE SAME IS AT ASSIGNEE’S SOLE RISK.

4.4 Special Warranty of Title; Subrogation of Warranties.

4.4.1 The Assignment Documents and the Oil and Gas Lease delivered at Closing will each contain a special warranty of title by, through and under ASSIGNOR to the Property pursuant to the terms of the Assignment Documents and the Oil and Gas Lease.

4.4.2 To the extent transferable, ASSIGNOR will give and grant to ASSIGNEE, its successors and assigns, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) given or made with respect to the Property or any part thereof by preceding owners, vendors, or others, excluding, however, any ASSIGNOR or any Affiliate of any ASSIGNOR.

ARTICLE 5
DUE DILIGENCE REVIEW OF THE PROPERTY; COVENANTS

5.1 Records Review.  To allow ASSIGNEE to confirm ASSIGNOR’s title and conduct other due diligence with respect to the Property, ASSIGNOR shall make available to ASSIGNEE, and ASSIGNEE’s authorized representatives, at mutually agreeable times before Closing, during normal business hours, all contract, land, lease, and operational records, to the extent such data and records are in ASSIGNOR’s possession and relate to the Property.  With ASSIGNOR’s permission, ASSIGNEE may photocopy such records at its sole expense.  ASSIGNEE shall keep confidential all information made available to ASSIGNEE until the later of the Closing Date or the Effective Date.  Any confidentiality agreement previously executed by ASSIGNOR and ASSIGNEE with respect to the Property will continue in force until the later of the Closing Date or the Effective Date.  ASSIGNEE shall take all reasonable steps necessary to ensure that ASSIGNEE’s authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.

5.2 Physical Inspection.  Before the Environmental Deadline Date, (a) with respect to that portion of the Property operated by ASSIGNOR, ASSIGNOR will permit ASSIGNEE and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by ASSIGNOR, and (b) with respect to that portion of the Property not operated by ASSIGNOR, ASSIGNOR will attempt to obtain access to the Property, in accordance with the applicable operating agreements, for ASSIGNEE and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property subject to the terms and conditions required by the operator of the Property.  ASSIGNEE shall repair any damage to the Property resulting from its inspection and shall INDEMNIFY, DEFEND AND HOLD ASSIGNOR HARMLESS from and against any and all Claims arising from ASSIGNEE inspecting and observing the Property and ASSIGNOR’s records pursuant to this Article 5, including, without limitation, (i) Claims for personal injuries to or death of employees of the ASSIGNEE, its contractors, agents, consultants and representatives, and damage to the property of ASSIGNEE or others acting on behalf of ASSIGNEE, regardless of whether such Claims arise out of or result in whole or in part, from the condition of the Property or ASSIGNOR’s (or its employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence (of any degree), strict liability or fault, and (ii) Claims for personal injuries to or death of employees of ASSIGNOR or third parties, and damage to the property of ASSIGNOR or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of ASSIGNEE.

5.3 Environmental Assessment.

5.3.1 Inspection.  Prior to the ninetieth (90th) day after the Closing (such date, the “Environmental Deadline Date”), ASSIGNEE will have the right to conduct a Phase I environmental assessment of the Property, subject to the terms set forth in Section 5.2.  However, the Phase I environmental assessment must be conducted by American Environmental Research, Inc. and its subcontractor, Energy Environmental Consulting, Inc. (the “Inspector”).  For purposes of this Agreement, the portion of a “Phase I environmental assessment” to be performed on the Property may include (a) a review of ASSIGNOR’s and the government’s environmental records, (b) the submission of pre-inspection questionnaires to ASSIGNOR, (c) a site visit to visually inspect the Property, and (d) interviews with corporate and site personnel of ASSIGNOR, but it shall not include soil or groundwater sampling or subsurface testing of any kind.

5.3.2 Inspection Results.  Each party will be entitled to receive a copy of the Inspector’s final Phase I inspection results for the Property, including without limitation all final written reports, data and conclusions of the Inspector.  ASSIGNEE agrees not to disclose the Phase I inspection results for the Property, or any ASSIGNOR information reviewed during the Phase I inspection, to third parties other than affiliates of ASSIGNEE, ASSIGNEE’s lenders or ASSIGNEE’s representatives or service providers working with ASSIGNEE on this transaction without the agreement of ASSIGNOR, except as required by law or by the order of a court or regulatory agency.  This confidentiality obligation shall be effective until the Closing Date.  If Closing does not occur, ASSIGNEE shall promptly return to ASSIGNOR all written reports, data and conclusions of the Inspector.

5.3.3 Notice of Adverse Environmental Conditions.  Prior to the Environmental Deadline Date, ASSIGNEE will review the inspection results for the Property and determine, based on those results and such other information as may be available to ASSIGNEE if any Adverse Environmental Conditions exist with respect to the Property.  No later than the Environmental Deadline Date, ASSIGNEE will notify ASSIGNOR in writing of any Adverse Environmental Condition with respect to the Property.  Such notice shall describe in reasonable detail the Adverse Environmental Condition, include all data and information in ASSIGNEE’s possession or control bearing thereon, and include the estimated Environmental Defect Value attributable thereto.  The “Environmental Defect Value” attributable to any Adverse Environmental Condition will be the estimated amount of all reasonable costs and Claims net to ASSIGNOR’s interest (ASSIGNEE’s interest post-Closing) in the allegedly affected portion of the Property associated with the existence, remediation or correction of the Adverse Environmental Condition, as reasonably determined and estimated by the Inspector on a current cost basis.  “Adverse Environmental Condition” means and includes, with respect to any portion of the Property (a) the failure of the Property to be in compliance with applicable Environmental Laws, or any contract or agreement relating to the environmental condition of the Property (except to the extent such noncompliance with an agreement or contract was previously waived by the other party or is barred by the statute of limitations to assert a claim for noncompliance) (b) the Property being subject to any agreements, consent orders, decrees, or judgments, in existence at such time based on any Environmental Laws that negatively impact the future use of any material portion of the Property, or that require any change in the present conditions of any of the Property, (c) the Property being subject to any uncured notices of violations of or noncompliance with any applicable Environmental Laws, or (d) a condition that exists with respect to the air, land, soil, surface, subsurface, strata, surface water, groundwater, or sediments which, if brought to the attention of the applicable governmental authorities with jurisdiction, would cause the Property to be subject to remedial action under any Environmental Law; provided, however, that ASSIGNEE shall not be entitled to assert a remedy for an Adverse Environmental Condition under Section 5.3.4 unless the Environmental Defect Value for such matter exceeds $50,000 net to ASSIGNOR’s interest (ASSIGNEE’s interest post-Closing) in the allegedly affected portion of the Property.  The term “Environmental Laws” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any federal, state, or local governmental authority in effect on or before the Effective Date relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials.

5.3.4 Remedies for Uncured, Unwaived Adverse Environmental Conditions and Title Defects Brought Prior to Closing.  If ASSIGNEE notifies ASSIGNOR of any Adverse Environmental Condition before Closing as provided in Section 5.3.3, and ASSIGNOR fails to cure the Adverse Environmental Condition before Closing, ASSIGNEE and ASSIGNOR will have the following rights and remedies with respect to the uncured Adverse Environmental Condition(s) in the Property, unless the parties otherwise agree in writing.  The term “cure” or “curative” means, with respect to any Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree necessary such that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above.

(a) ASSIGNEE may waive the uncured Adverse Environmental Condition and proceed with Closing without adjustment to the Purchase Price.

(b) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions are less than or equal to FIFTEEN MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100s DOLLARS ($15,750,000.00), said amount being one and a half percent (1½%) of the Purchase Price (the “Deductible Amount”), the parties will be obligated to proceed with Closing as to all of the Property without curative action by ASSIGNOR with respect to such Title Defects and Adverse Environmental Conditions and without adjustment to the Purchase Price.

(c) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions exceeds the Deductible Amount, (X) the parties will be obligated to proceed with Closing as to all of the Property without curative action by ASSIGNOR with respect to such Title Defects and Adverse Environmental Conditions, (Y) ASSIGNOR shall identify those uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions with aggregate Title Defect Values and Environmental Defect Values equal to (or less than) the Deductible Amount and (Z) with respect to all other uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions which exceed the Deductible Amount, ASSIGNOR shall elect to, at its option, for each such Title Defect or Adverse Environmental Condition (A) reduce the Purchase Price by the amount of the Title Defect Value and Environmental Defect Value of such uncured, unwaived Title Defect and such uncured, unwaived Adverse Environmental Condition, (B) fully indemnify ASSIGNEE from and against all liability, loss, cost and expense related to such uncured, unwaived Title Defect and such uncured, unwaived Adverse Environmental Condition, or (C) for Title Defects only, attempt, for a period not to exceed ninety (90) days following the Closing Date, to cure the Title Defect and if, at the end of the ninety-day period, the Title Defect is cured, the cured Title Defect would be removed and deducted from the Title Defect Values; provided that, if, at the end of the ninety-day period, the Title Defect is not cured, the ASSIGNOR would then select options (A) or (B) above to apply to that uncured Title Defect.

(d) In addition to the rights and remedies set forth in subparts (a) through (c) of this Section 5.3.4, ASSIGNOR and ASSIGNEE will have the termination rights set forth in Section 5.8.

5.3.5 Remedies for Uncured, Unwaived Adverse Environmental Conditions and Title Defects brought Following the Closing.  If ASSIGNEE notifies ASSIGNOR of any Adverse Environmental Condition following the Closing and prior to the Environmental Defect Date as provided in Section 5.3.3, and ASSIGNOR fails to cure the Adverse Environmental Condition no later than ten (10) business days following the Environmental Deadline Date, ASSIGNEE and ASSIGNOR will have the following rights and remedies with respect to the uncured Adverse Environmental Condition(s) in the Property, unless the parties otherwise agree in writing.

(a) ASSIGNEE may waive the uncured Adverse Environmental Condition, in which case there will be no adjustment to the Purchase Price.

(b) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions are less than or equal to the Deductible Amount (taking into account all uncured, unwaived Title Defects and all uncured, unwaived Adverse Environmental Conditions, including those existing as of the date of the Closing and included in the adjustment to the Purchase Price at Closing under Section 5.3.4), there will be no adjustment to the Purchase Price.

(c) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions exceeds the Deductible Amount (taking into account all uncured, unwaived Title Defects and all uncured, unwaived Adverse Environmental Conditions, including those existing as of the date of the Closing and included in the adjustment to the Purchase Price at Closing under Section 5.3.4), (Y) ASSIGNOR shall identify those uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions with aggregate Title Defect Values and Environmental Defect Values equal to (or less than) the Deductible Amount (provided that if ASSIGNOR identified Title Defects and Adverse Environmental Conditions under Section 5.3.4(c)(Y) at Closing, the Title Defects and Adverse Environmental Conditions identified at Closing shall be deemed to be those identified by ASSIGNOR under this Section 5.3.5(c)(Y)) and (Z) with respect to all other uncured, unwaived Adverse Environmental Conditions which exceed the Deductible Amount, ASSIGNOR shall elect to, at its option, for each such Adverse Environmental Condition (A) reduce the Purchase Price by the amount of the Environmental Defect Value of such uncured, unwaived Adverse Environmental Condition, or (B) fully indemnify ASSIGNEE from and against all liability, loss, cost and expense related to such uncured, unwaived Adverse Environmental Condition.

Any adjustments to the Purchase Price to be made in connection with this Section 5.3.5 shall be reflected in the Final Settlement Statement.

5.3.6 Exclusive Remedy.  Except as provided in Section 8.4.1, the remedies set forth in this Section 5.3 are the sole and exclusive remedies of ASSIGNEE with respect to any Adverse Environmental Condition (and all Environmental Obligations arising out of any such Adverse Environmental Condition) attributable to ASSIGNOR’s ownership, operation or the condition of the Property prior to the Effective Date, regardless of whether ASSIGNEE notifies ASSIGNOR of any such Adverse Environmental Condition.  ASSIGNOR shall have no liability to ASSIGNEE for any such Adverse Environmental Condition (or its related Environmental Obligations) pursuant to this Section 5.3 if ASSIGNEE fails to notify ASSIGNOR as provided in Section 5.3.3.

5.4 Bonding Requirements.  ASSIGNEE agrees to promptly purchase and post any and all bonds, supplemental bonds or other securities which may be required of it pursuant to all applicable federal, state, tribal and local laws, rules and regulations.

5.5 Preferential Rights and Consents to Assign.

5.5.1 Notices to Holders.

(a) If ASSIGNOR’s right to convey any of the Property to ASSIGNEE is subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or third party consents to assign or similar rights, excluding consents ordinarily obtained after Closing (“Consents”), including those Preferential Rights and Consents listed on Exhibit H, ASSIGNOR shall (i) notify, within 15 days following the date hereof, the holders of the Preferential Rights and Consents that it intends to transfer the Property to ASSIGNEE, (ii) provide them with any information about the transfer of the Property to which they are entitled, and (iii) in the case of Consents, within 30 days following the date hereof, request the holders of the Consents to consent to the assignment of the affected Property to ASSIGNEE.

(b) At or before Closing, ASSIGNOR shall notify ASSIGNEE whether (i) any Preferential Rights are exercised or waived, (ii) any Consents are granted or denied or cannot be obtained before Closing, or (iii) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

(c) If any Preferential Rights are exercised, the portion of the Property burdened by the exercised Preferential Right shall be excluded, and the Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Property.

5.5.2 Remedies before Closing.

(a) Preferential Rights.  If before Closing, any Preferential Right has not been waived or exercised in accordance with the terms, and the time period for such exercise has not expired, the parties shall proceed to Closing as to the portion of the Property burdened by such Preferential Rights, subject to the further obligations of the parties set forth in Section 5.5.3(a) in the event such Preferential Rights are ultimately exercised.

(b) Consents.  If ASSIGNOR is unable before Closing to obtain the required Consents, then:

(i) ASSIGNOR and ASSIGNEE by written agreement may proceed with Closing as to the portion of the Property affected by the unobtained Consents, including any Required Consents, subject to the further obligations of ASSIGNOR and ASSIGNEE set forth in Section 5.5.3(b) in the event that such Consents are ultimately denied after Closing; or

(ii) If the parties do not agree to proceed in accordance with Section 5.5.2(b)(i), then, (A) with respect to any Consent that is not a Required Consent, then ASSIGNOR and ASSIGNEE will proceed with Closing as to the portion of the Property affected by such unobtained Consents, subject to the further obligations of ASSIGNOR and ASSIGNEE set forth in Section 5.5.3(b) in the event that such Consents are ultimately denied after Closing and (B) subject to the proviso in this sentence, with respect to any Consent that is a Required Consent, either ASSIGNOR or ASSIGNEE may elect to exclude the portion of the Property affected by such unobtained Required Consent from the transaction under this Agreement, adjust the Purchase Price by the Allocated Value of the excluded portion of the Property, and proceed with Closing as to the remainder of the Property; provided, however, that in the event ASSIGNOR exercises this exclusion right, ASSIGNEE shall have the right, but not the obligation, to elect to keep the affected portion of the Property in the transaction and the parties will proceed with Closing as to the portion of the Property affected by the unobtained Required Consents subject to the further obligations of ASSIGNOR and ASSIGNEE set forth in Section 5.5.3(b) in the event that such Required Consents are ultimately denied after Closing.  If the unobtained Required Consents affect all or a portion of a unitized, communitized or pooled Property, for purposes of this clause, the affected portion of the Property shall be deemed to be the entire unitized, communitized or pooled Property.  If the affected portion of the Property was excluded at Closing, but ASSIGNOR obtains such Required Consent on or before the Final Settlement Date, ASSIGNOR shall convey the affected portion of the Property to ASSIGNEE, effective as of the Effective Date, and ASSIGNEE shall pay to ASSIGNOR the Allocated Value of the affected portion of the Property, adjusted pursuant to Section 2.2.  Unless and until the affected portion of this Property is conveyed to ASSIGNEE in accordance with the preceding sentence, the affected portion of the Property shall be deemed to be an Excluded Asset.

(iii) For purposes of this Agreement, “Required Consent” shall mean each of the following Consents: (A) any Consent, the failure to obtain which would cause (1) the assignment to ASSIGNEE of the portion of the Property affected thereby to be void or (2) the termination of a lease, contract or agreement under the express terms thereof; (B) any Consent requested by ASSIGNOR that has been denied prior to the Closing in writing; or (C) any Consent that is required from a Governmental Authority.

5.5.3 Remedies After Closing.

(a) Preferential Rights.

(i) After Closing, if the holder of any Preferential Right with respect to which any portion of the Property affected by the exercise of a Preferential Right was excluded from the Property to be assigned to ASSIGNEE at Closing fails to consummate the acquisition of the portion of the Property burdened by the exercise of such Preferential Right on or before the Final Settlement Date or the time for exercising such Preferential Right expires without exercise of by the holder thereof, (A) ASSIGNOR shall so notify ASSIGNEE, (B) ASSIGNOR shall assign, on the tenth business day following receipt of such notice or the termination of such right without exercise, such portion of the Property that was so excluded to ASSIGNEE effective as of the Effective Time pursuant to an instrument in substantially the same form as the Assignment and (C) ASSIGNEE shall pay to ASSIGNOR the amount by which the Purchase Price was reduced at Closing with respect to such excluded portion of the Property (as adjusted in accordance with Section 2.2 through the date of such conveyance).

(ii) After Closing, if (A) any holder of Preferential Rights has alleged or alleges improper notice of sale, (B) ASSIGNOR or ASSIGNEE discovers, or any third party alleges, the existence of additional Preferential Rights, or (C) the time period for exercise of any Preferential Right did not expire before Closing, ASSIGNOR and ASSIGNEE will attempt to obtain waivers of those Preferential Rights.  If ASSIGNOR and ASSIGNEE are unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, or the third party ultimately establishes and exercises its rights, then ASSIGNEE shall satisfy all such Preferential Rights obligations.  ASSIGNEE shall be entitled to receive (and ASSIGNOR hereby assigns to ASSIGNEE all of ASSIGNOR’s rights to) all proceeds to be received by ASSIGNOR from such third party, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Property ASSIGNEE was to receive under this Agreement.

(b) Consents.  After Closing, ASSIGNEE shall attempt to obtain any unobtained Consents, including Consents alleged by third parties or identified after Closing, and ASSIGNOR shall provide reasonable assistance to ASSIGNEE.  If ASSIGNEE is unable to obtain such Consents on or before the Final Settlement Date, and such unobtained Consents are Required Consents, then, as its sole remedy for the unobtained Consents, ASSIGNEE will elect either: (i) ASSIGNOR and ASSIGNEE shall rescind the assignment of the affected portion of the Property after which ASSIGNOR shall pay ASSIGNEE the Allocated Value of the affected portion of the Property, and ASSIGNEE shall immediately reassign the affected portion of the Property to ASSIGNOR effective as of the Final Settlement Date, free of all liens, burdens, claims, and encumbrances arising by, through or under ASSIGNEE, or (ii) ASSIGNEE shall retain ownership of the affected portion of the Property and SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD ASSIGNOR HARMLESS from all Claims arising out of or resulting from such unobtained Consents, and there shall be no further adjustment to the Purchase Price.

(c) Indemnity.  The foregoing indemnities in Section 5.5.3(a) and (b) shall be subject to and interpreted in accordance with Sections 8.1, 8.2, 8.5, 8.6 and 8.9.

5.6 Title Defects.

5.6.1 Certain Definitions.

(a) Title Defects.  For the purposes of this Agreement, a “Title Defect” means any impairment, encumbrance, lien, encroachment, irregularity, defect in, or dispute concerning ASSIGNOR’s title to the Property, and that would:

(i) Reduce, impair or prevent ASSIGNEE from receiving payment from the purchasers of production from the Property;

(ii) Reduce ASSIGNEE’s net revenue interest in all or a portion of the Property below that attributable thereto and set forth in the applicable Schedule to Exhibit A;

(iii) Increase ASSIGNEE’s working interest in all or a portion of the Property above that attributable thereto and set forth in the applicable Schedule to Exhibit A without a corresponding and proportionate increase in net revenue interest; or

(iv) Restrict or extinguish ASSIGNEE’s right to use the Property as owner, lessee, licensee or permittee, as applicable.

Notwithstanding the foregoing, the following shall not be considered Title Defects: (v) any individual matter described above (other than a lien or encumbrance securing indebtedness on account of borrowed money) having a Title Defect Value of $50,000 or less, net to ASSIGNOR’s net revenue interest in the affected portion of the Property, (w) any matter based solely on lack of information or documents in ASSIGNOR’s files, (x) any failure to record state, tribal or federal Leases or assignments thereof in county or parish records, (y) any failure of ASSIGNOR to receive an assignment of title to oil and gas interests or wells to which it is entitled under the Related Contracts provided that a contractual interest equivalent to such title has been recognized by the counterparties under such Related Contracts, (z) any Adverse Environmental Condition, Production Imbalances, or Permitted Encumbrance, Consents or Preferential Rights, and (aa) the existence or effect of the net profits interest held by Fox arising pursuant to that certain Supplemental Agreement, dated June 1, 1963, by and between Shell Oil Company and Northern Pacific Railway Company.

(b) Permitted Encumbrances.  The term “Permitted Encumbrance” means:

(i) Any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Property, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

(ii) The terms and conditions of the Related Contracts and the presence or lack of: operating agreements; production handling agreements; production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; compression agreements; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the net cumulative effect of the foregoing does not reduce the net revenue interest of ASSIGNOR below that set forth on the applicable Schedule to Exhibit A or increase the working interest of ASSIGNOR (without a corresponding and proportionate increase in net revenue interest) above that set forth in the applicable Schedule to Exhibit A;

(iii) Any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(iv) Any liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of any Property to the extent the net cumulative effect of the foregoing does not reduce the net revenue interest of ASSIGNOR below that set forth on the applicable Schedule to Exhibit A or increase the working interest of ASSIGNOR (without a corresponding and proportionate increase in net revenue interest) above that set forth in the applicable Schedule to Exhibit A;

(v) Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any respect with ASSIGNOR’s operation of the portion of the Property burdened thereby to the extent the net cumulative effect of the foregoing does not reduce the net revenue interest of ASSIGNOR below that set forth on the applicable Schedule to Exhibit A or increase the working interest of ASSIGNOR (without a corresponding and proportionate increase in net revenue interest) above that set forth in the applicable Schedule to Exhibit A;

(vi) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Property, does not reduce the net revenue interest of ASSIGNOR in such Property below that specified in the applicable Schedule to Exhibit A or increase the working interest of ASSIGNOR (without a corresponding and proportionate increase in net revenue interest) above that set forth in the applicable Schedule to Exhibit A;

(vii) Conventional rights of reassignment arising upon surrender or abandonment of any Property; or

(viii) Rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units included in the Property and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease ASSIGNOR’s net revenue interest below the net revenue interest specified in the applicable Schedule to Exhibit A or increase the working interest of ASSIGNOR (without a corresponding and proportionate increase in net revenue interest) above that set forth in the applicable Schedule to Exhibit A;

5.6.2 Notice of Title Defects.  ASSIGNEE will review title to the Property prior to Closing and notify ASSIGNOR in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event less than ten (10) business days before the Closing Date.  Such notice shall describe in reasonable detail the Title Defect, including ASSIGNEE’s reasonable estimate of the reduction in the Allocated Value of the portion of the Leases(s) or Unit(s) affected by the Title Defect (the “Title Defect Value”), and include reasonable supporting data and information in ASSIGNEE’s possession or control bearing thereon.  Except with respect to ASSIGNOR’s obligations under Article 8 and the special warranty of title contained in the Assignment Documents and the Oil and Gas Lease, ASSIGNEE will be deemed to have conclusively waived any Title Defect about which it fails to notify ASSIGNOR in writing at least ten (10) business days before the Closing Date.

5.6.3 Request to Cure Title Defects.  If ASSIGNEE notifies ASSIGNOR of a Title Defect as provided in Section 5.6.2, ASSIGNEE may request ASSIGNOR to cure the Title Defect, but ASSIGNOR will have no obligation to cure any Title Defect.  If ASSIGNOR agrees to attempt to cure a Title Defect, ASSIGNOR must cure the Title Defect to the reasonable satisfaction of ASSIGNEE before Closing, unless the parties otherwise agree in writing.

5.6.4 Remedies for Uncured, Unwaived Title Defects.  If ASSIGNEE notifies ASSIGNOR of any Title Defect as provided in Section 5.6.2, and ASSIGNOR refuses or is unable to cure the Title Defect to the reasonable satisfaction of ASSIGNEE before Closing, then ASSIGNEE and ASSIGNOR will have the following rights and remedies with respect to the uncured Title Defect(s) in the Property, unless the parties otherwise agree in writing.

(a) ASSIGNEE may waive the uncured Title Defect in writing and proceed with Closing without adjustment to the Purchase Price.

(b) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions are less than or equal to the Deductible Amount, subject to Section 6.2, ASSIGNOR and ASSIGNEE will be obligated to proceed with Closing as to all of the Property without curative action by ASSIGNOR with respect to such Title Defects and Adverse Environmental Conditions and without adjustment to the Purchase Price.

(c) The remedies for uncured, unwaived Title Defects are subject to, and will be handled in the manner set forth in, Sections 5.3.4 and 5.3.5.

(d) In addition to the rights and remedies set forth in subparts (a) through (c) of this Section 5.6.4, ASSIGNOR and ASSIGNEE will have the termination rights set forth in Section 5.8.

5.6.5 Exclusive Remedy.  Except with respect to ASSIGNOR’s obligations under Article 8 and the special warranty of title contained in the Assignment Documents and the Oil and Gas Lease, the remedies set forth in this Section 5.6 are ASSIGNEE’s exclusive remedies with respect to all uncured, unwaived Title Defects identified in the notice described in Section 5.6.2, and ASSIGNOR shall have no other liability to ASSIGNEE with respect to such Title Defects.

5.6.6 Interest Additions.  If it is determined prior to Closing that ASSIGNOR owns a net revenue interest in any of the Property that is greater than the net revenue interest set forth in Exhibit A and such additional net revenue interest will be conveyed to ASSIGNEE at Closing (an “Interest Addition”), ASSIGNOR will be entitled to an Upward Adjustment to the Purchase Price with respect to such Interest Addition pursuant to Section 2.2.2(c) calculated as follows (the “Interest Addition Value”):

The Interest Addition Value with respect to an Interest Addition equals (a) the difference between (i) actual net revenue interest divided by the net revenue interest stated on Exhibit A, and (ii) one, (b) multiplied by the Allocated Value of the affected interest;

provided that, ASSIGNOR shall (x) not be entitled to an Upward Adjustment under this Section 5.6.6 for any individual Interest Addition having an Interest Addition Value of $50,000 or less, net to Assignor’s actual net revenue interest in the affected portion of the Property and (y) shall be entitled to an Upward Adjustment under this Section 5.6.6 only to the extent that the total of all such Upward Adjustments under this Section 5.6.6 exceeds FIFTEEN MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100s DOLLARS ($15,750,000.00), said amount being one and a half percent (1½%) of the Purchase Price.

5.7 Casualty Losses and Government Takings.

5.7.1 Notice of Casualty Losses and Government Takings.  If, prior to the Closing Date, all or part of the Property is damaged or destroyed by fire, flood, storm, or other accident (“Casualty Loss”), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), ASSIGNOR must promptly notify ASSIGNEE in writing of the nature and extent of the Casualty Loss or Government Taking and ASSIGNOR’s good faith estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking.  Notwithstanding the foregoing, no individual matter described above shall be deemed to be or constitute a Casualty Loss or a Government Taking unless the estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking for such matter exceeds $50,000, net to ASSIGNOR’s interest in the affected portion of the Property, and no Casualty Loss or Government Taking will be considered a Title Defect under Section 5.6.

5.7.2 Remedies for Casualty Losses and Government Takings.  With respect to each Casualty Loss to or Government Taking of the Property, ASSIGNOR and ASSIGNEE will have the following rights and remedies:

(a) If the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss or the Allocated Value of the Property taken in any Government Taking is less than $100,000, the Purchase Price will be adjusted by the agreed cost of the Casualty Loss or the Allocated Value of the Property taken by the Government Taking, and the parties will proceed with Closing.

(b) If the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss or the Allocated Value of the Property taken in any Government Taking equals or exceeds $100,000, ASSIGNOR and ASSIGNEE by agreement may adjust the Purchase Price by the agreed cost of the Casualty Loss or the Allocated Value of the Property taken in any Government Taking, and proceed with Closing.

(c) If, on or before the Closing Date, a Casualty Loss or Government Taking has occurred with respect to all or a portion of the Property, and (i) ASSIGNOR and ASSIGNEE agree that the cost to repair or replace the portion of the Property affected by the Casualty Loss or the Allocated Value of the affected Property taken in any Government Taking equals or exceeds $100,000, but (ii) ASSIGNOR and ASSIGNEE are unable to agree on the amount of the Casualty Loss or the value of the affected Property taken in any Government Taking, then the parties shall proceed with Closing as to the affected portion of the Property and following the Closing, the parties shall use the Alternative Dispute Resolution clause in Section 11.3 to resolve the amount of the Casualty Loss or the Allocated Value for the affected portion of the Property, in which case the Purchase Price will be reduced by the Allocated Value of the affected portion of the Property in the Final Settlement Statement.

(d) In addition to the remedies set forth in subparts (a), (b), and (c) of this Section 5.7.2, ASSIGNOR and ASSIGNEE will have the termination rights in connection with Casualty Losses and Government Takings set forth in Section 5.8.

5.7.3 Insurance Proceeds and Settlement Payments.  If ASSIGNOR and ASSIGNEE adjust the Purchase Price of the Property due to a Casualty Loss or Government Taking, and proceed with Closing, ASSIGNOR will be entitled to (a) all insurance proceeds payable to ASSIGNOR with respect to any such Casualty Loss, (b) all sums paid to ASSIGNOR or ASSIGNEE by third parties by reason of any such Casualty Loss, and (c) all compensation paid to ASSIGNOR or ASSIGNEE with respect to any such Government Taking.

5.7.4 Change in Condition.  Except as explicitly set forth in this Agreement, the certificates being delivered at Closing and the special warranty of title in the Assignment Documents and the Oil and Gas Lease, ASSIGNEE will assume all risk and loss with respect to the production of Hydrocarbons through normal depletion, the watering-out, casing collapse or sand infiltration of any well, the depreciation of personal property through ordinary wear and tear, and changes arising from operations conducted by ASSIGNOR pursuant to Article 10 (but not with respect to those events which are caused by the gross negligence or willful misconduct of the ASSIGNOR).  None of the events or conditions set forth in this Section 5.7.4 will be considered a Casualty Loss with respect to the Property, nor will they be cause for any other reduction in the Purchase Price, or give rise to any right to terminate this Agreement.

5.8 Termination Due to Impairments to the Property.

5.8.1 Right to Terminate.  If the aggregate amount of (a) all Title Defect Values and Environmental Defect Values for all Title Defects and Adverse Environmental Conditions (asserted prior to Closing) which were timely asserted by ASSIGNEE and which remain uncured and unwaived, (b) the cost to repair or replace the portion affected by any Casualty Loss, (c) the Allocated Value of any portion of the Property taken in any Government Taking and (d) the Allocated Value of any portion of the Property excluded on account of Preferential Rights or Required Consents in accordance with Section 5.5.2 exceeds twenty five percent (25%) of the Purchase Price, either ASSIGNOR or ASSIGNEE may terminate this Agreement under Section 11.19.1(e), in which case neither party will have any further obligation to conclude the transfer of the Property under this Agreement; provided, however, that ASSIGNEE’s indemnity obligations under Sections 8.3.3, 8.3.4, and 8.3.6 shall survive such termination.

5.8.2 Notice of Termination.  Any party exercising a right of termination under this Section 5.8 must notify the other party in writing no later than one (1) business day before the Closing Date of its election to terminate this Agreement.

5.9 Hart-Scott-Rodino.  This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to the transaction contemplated by this Agreement.  ASSIGNEE and ASSIGNOR agree to make such filings within 20 business days following the date hereof with and provide such information to the Federal Trade Commission and the Department of Justice with respect to the transaction contemplated by this Agreement as are required in connection with the Hart-Scott-Rodino Act sufficiently in advance of the Closing Date to permit the lapse of the initial waiting periods prescribed in connection with the Hart-Scott-Rodino Act before the Closing Date.  The parties shall share equally the cost of any filing fees under the Hart-Scott-Rodino Act.

5.10 Updates to Exhibit A.  Prior to the Closing, ASSIGNOR shall update Exhibit A to incorporate any additional information available to ASSIGNOR regarding the Property to be listed therein by delivering written notice of such updated Exhibits to ASSIGNEE no later than two (2) business days prior to the Closing.  If ASSIGNEE consents in writing to such updated Exhibits as of the Closing Date (which may be granted or withheld in its sole discretion), such Exhibits shall be deemed updated for purposes of this Agreement and the Assignment Documents.

5.11 Audit Matter.  Each of the parties agrees to negotiate in good faith, or cause its Affiliates to negotiate in good faith, to reach an agreement on, as soon as reasonably practicable, a resolution, agreement or settlement with respect to the outstanding audit(s) being conducted by ASSIGNOR or its Affiliates regarding overhead billings charged by ASSIGNEE or its Affiliates to ASSIGNOR or its Affiliates related to (i) that certain Unit Operating Agreement relating to the Cabin Creek Unit Area, Fallon County, Montana, dated December 16, 1952 and (ii) that certain Unit Operating Agreement relating to the Pennel Unit, Fallon County, Montana, dated February 1, 1968.  The Parties acknowledge that, other than an agreement to negotiate in good faith with each regarding these general parameters, no enforceable resolution, agreement or settlement has been reached and no rights of any Party have been impacted hereby regarding such matter.

ARTICLE 6
CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date.  The actions and events described in Section 6.3 are the “Closing” of this transaction, which shall be held at 9:00 a.m. local time at ASSIGNOR’s offices located in Houston, Texas 77079 on the later of (a) March 27, 2013 or (b) three (3) business days after all conditions to Closing in Section 6.2 have been satisfied or waived, or such earlier or later date or at such other place as the parties agree in writing (the date the Closing occurs, the “Closing Date”).  Time is of the essence in the performance of this Agreement.  All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.  If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but ASSIGNOR’s and ASSIGNEE’s warranties, representations, covenants and agreements shall not be waived and shall survive the Closing, to the extent provided in Section 11.4).

6.2 Conditions to Closing.  ASSIGNOR and ASSIGNEE will not be obligated to close the transaction described in this Agreement, and may have the right to terminate this Agreement under Section 11.19.1, unless each of the conditions to its performance set forth in this Section 6.2 is satisfied as of the Closing Date, or it waives in whole or part any such condition to its performance that is unsatisfied as of the Closing Date.  The inclusion in this Agreement of conditions to ASSIGNOR’s and ASSIGNEE’s obligations at Closing shall not, in and of itself, constitute a covenant of either ASSIGNOR or ASSIGNEE to satisfy the conditions to the other party’s obligations at Closing; provided; however, that each party shall use commercially reasonable efforts to satisfy the conditions to Closing of the other party contained in this Agreement.

6.2.1 Representations and Warranties.

(a) ASSIGNOR will not be obligated to close if in the aggregate, as of the Closing Date, the matters represented or warranted in this Agreement by the ASSIGNEE are untrue, inaccurate or misleading in any material respect.

(b) ASSIGNEE will not be obligated to close if in the aggregate, as of the Closing Date, the matters represented or warranted in this Agreement by the ASSIGNOR are untrue, inaccurate or misleading in any material respect.

6.2.2 Performance of Obligations.

(a) ASSIGNOR will not be obligated to close if, as of the Closing Date, ASSIGNEE has not performed in all material respects all obligations under this Agreement that ASSIGNEE is required to perform on or before Closing.

(b) ASSIGNEE will not be obligated to close if, as of the Closing Date, ASSIGNOR has not performed in all material respects all obligations under this Agreement that ASSIGNOR is required to perform on or before Closing.

6.2.3 Legal Proceedings.  Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending or threatened before any court, arbitral body or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement.

6.2.4 FTC Consent.  Neither party will be obligated to close if, as of the Closing Date, any necessary consent of the Federal Trade Commission or any other state or federal governmental authority relating to the consummation of the transaction contemplated by this Agreement has not been obtained or waived (except for approvals customarily obtained after Closing or otherwise covered by Section 6.4.3).

6.2.5 Insurance.  ASSIGNOR will not be obligated to close if ASSIGNEE, as of the Closing Date, does not have insurance providing the following minimum insurance coverages with limits of liability of not less than those set out below:

(a) Insurance which shall comply with all applicable Workers’ Compensation and Occupational Disease Laws and which shall cover all of the ASSIGNEE’s employees performing any work or activities as to the Property;

(b) Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $1,000,000 per occurrence, together with liability insurance as applicable to cover the risks denoted in Sections 8.3.1 and 8.3.2.

Such insurance shall include coverage for all liability assumed by ASSIGNEE under the terms of this Agreement with limits not less than those set out above.  As to the insurance policies described in Sections 6.2.5(a) and (b), ASSIGNOR shall be named as an additional insured to the extent of ASSIGNEE’s liabilities and obligations hereunder.  All such insurance of ASSIGNEE hereunder shall be written by insurers with an A.M. Best rating of at least A-, VIII.  Upon request, ASSIGNEE shall furnish ASSIGNOR with certificates of insurance on forms approved by ASSIGNOR, listing all such insurance policies.  All such certificates must be signed by authorized representatives of the insurance companies and must provide for not less than thirty (30) days prior written notice to ASSIGNOR in the event of cancellation or material change affecting ASSIGNOR’s interest.  ASSIGNEE shall ensure that it and its contractors’ insurers waive all rights of recovery or subrogation against ASSIGNOR, its parent, subsidiaries, Affiliates, agents, directors, officers, employees, servants, co-lessees or co-venturers.  All insurance coverage required above shall be primary to any insurance coverage available to ASSIGNOR.  The above stated minimum requirements are not intended to indicate the amounts and types of insurance that ASSIGNEE needs or may ultimately need.  Neither failure to comply, nor full compliance with the insurance provisions of this Agreement or at law, shall limit or relieve ASSIGNEE from its indemnity obligations in accordance with this Agreement.

6.2.6 Closing Deliverables.  ASSIGNOR or ASSIGNEE, as applicable, will not be obligated to close if ASSIGNEE or ASSIGNOR, respectively, has not delivered (or is not ready, willing and able to deliver at Closing) the documents and other items required to be delivered by ASSIGNEE OR ASSIGNOR, respectively, pursuant to Section 6.3.

6.3 Closing.  At Closing, the following events shall occur and ASSIGNOR and ASSIGNEE shall execute, acknowledge (if necessary), and exchange, as applicable, the following items:

(a) Both parties at Closing shall execute a closing statement evidencing the amounts to be wire transferred into the accounts of each receiving party at Closing (for the avoidance of doubt, the execution and delivery of such closing statement by ASSIGNOR and ASSIGNEE shall not constitute the approval thereof for purposes of calculating final adjustments to the Purchase Price pursuant to Section 2.3);

(b) ASSIGNEE shall deliver to ASSIGNOR the Purchase Price, as adjusted by the amount shown on the Preliminary Settlement Statement, by wire transfer in immediately available funds to the account of ASSIGNOR designated in writing by ASSIGNOR prior to Closing;

(c) The parties shall execute, ASSIGNOR shall deliver and ASSIGNEE shall accept the assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the Property to be transferred under this Agreement substantially in the form set forth in Exhibit D (the “Assignment Documents”), including (i) the Oil and Gas Lease for the Fee Interests within the Units to be leased under this Agreement substantially in the form set forth in Exhibit D-2 (the “Zero Percent Retained Royalty Oil and Gas Lease”) and (ii) the Oil and Gas Lease for the Fee Interests associated with the Non-Unitized Wells to be leased under this Agreement substantially in the form set forth in Exhibit D-3 (the “Twenty Percent Retained Royalty Oil and Gas Lease” and, collectively with the Zero Percent Retained Royalty Oil and Gas Lease, the “Oil and Gas Lease”). In addition, ASSIGNOR’s Affiliate, ConocoPhillips Company, will execute an assignment of its interest in the gas processing and plant agreement to which it is a party that is listed in Exhibit A, relative to the Property in a form satisfactory to it and ASSIGNEE.

(d) ASSIGNOR shall execute and deliver a Nonforeign Affidavit in the form of Exhibit E;

(e) ASSIGNOR shall deliver to ASSIGNEE a photostatic copy of the letters from ASSIGNOR to its co-owners in the portions of the Property it operates, resigning as operator for those portions of the Property;

(f) If ASSIGNEE is attempting to succeed ASSIGNOR as operator of any of the Property, ASSIGNEE shall prepare and the parties shall execute (i) appropriate change of operator notices and any third party ballots required under applicable operating agreements, and (ii) all applicable forms and declarations required by federal and state agencies relative to ASSIGNEE’s assumption of operations;

(g) ASSIGNOR shall deliver to ASSIGNEE any ratification and joinder instruments required to transfer the rights, obligations and interests in applicable Related Contracts and other Property;

(h) ASSIGNOR and ASSIGNEE shall execute, acknowledge (if necessary) and exchange, as applicable, any applications necessary to transfer to ASSIGNEE all transferable regulatory or governmental permits to which the Property is subject, and which ASSIGNOR has agreed to transfer under this Agreement;

(i) If requested, ASSIGNEE shall furnish ASSIGNOR with certificate(s) of insurance confirming the existence of the ASSIGNEE’s insurance requirements pursuant to Section 6.2.5;

(j) ASSIGNEE shall furnish ASSIGNOR with a certified resolution or secretary’s certificate of ASSIGNEE evidencing the authority of ASSIGNEE to enter into this Agreement and close the transaction contemplated hereby;

(k) ASSIGNOR shall furnish ASSIGNEE with a certified resolution or secretary’s certificate of ASSIGNOR evidencing the authority of ASSIGNOR to enter into this Agreement and close the transaction contemplated hereby;

(l) ASSIGNEE shall furnish ASSIGNOR with an officer’s certificate of ASSIGNEE dated as of the Closing Date specifying that (i) the representations and warranties of ASSIGNEE in this Agreement are true and correct in all material respects (without regard to materiality qualifiers contained therein) and (ii) ASSIGNEE has performed in all material respects with all obligations under this Agreement that ASSIGNEE is required to perform on or before Closing;

(m) ASSIGNOR shall furnish ASSIGNEE with an officer’s certificate of ASSIGNOR dated as of the Closing Date specifying that (i) the representations and warranties of ASSIGNOR in this Agreement are true and correct in all material respects (without regard to materiality qualifiers contained therein) and (ii) ASSIGNOR has performed in all material respects with all obligations under this Agreement that ASSIGNOR is required to perform on or before Closing;

(n) ASSIGNOR shall furnish ASSIGNEE with letters in lieu of transfer orders directing all purchasers of production from the Property to pay ASSIGNEE the proceeds of Hydrocarbons produced from the Property from and after the Effective Date;

(o) ASSIGNOR shall execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to ASSIGNEE or to effect and support the transaction contemplated in this Agreement, including, without limitation, any conveyances on official forms and related documentation necessary to transfer the Property to ASSIGNEE in accordance with requirements of governmental regulations;

(p) In the event that seismic or geophysical data belonging to ASSIGNOR applicable to the Property exists, the parties shall execute and deliver a Data License substantially in the form of Exhibit M hereto (the “Data License”);

(q) The parties shall execute and deliver the Crude Oil Outright Purchase Agreement substantially in the form of Exhibit L; and

(r) The parties shall execute and deliver a Transition Services Agreement substantially in the form of Exhibit N (the “Transition Services Agreement”).

6.4 Post-Closing Obligations.  ASSIGNOR and ASSIGNEE have the following post-Closing obligations:

6.4.1 Property Records.  Within sixty (60) days after Closing, ASSIGNOR shall deliver to ASSIGNEE the originals of the Property Records at a location designated by ASSIGNEE; provided that ASSIGNOR shall have the right, at ASSIGNOR’s option, to retain the originals of any Property Records that primarily relate to Excluded Assets and shall deliver copies to ASSIGNEE in lieu of originals thereof.  Any transportation, postage or delivery costs from ASSIGNOR’s offices shall be at ASSIGNOR’s sole cost, risk and expense.  If ASSIGNOR retains any original Property Records, ASSIGNEE shall have the right to access and review those original Property Records during normal business hours.  ASSIGNEE agrees to maintain the Property Records that are delivered to it by ASSIGNOR for seven (7) years after Closing (and in the event that ASSIGNOR retains any original Property Records, ASSIGNOR agrees to maintain such Property Records for seven (7) years after Closing), subject to the following provisions.  ASSIGNEE shall provide ASSIGNOR and its representatives reasonable access to and the right to copy the Property Records at ASSIGNOR’s sole expense for the purposes of (a) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (b) complying with any law, rule or regulation affecting ASSIGNOR’s interest in the Property prior to the Closing Date; (c) preparing any audit of the books and records of any third party relating to ASSIGNOR’s interest in the Property prior to the Closing Date, or responding to any audit prepared by such third parties; (d) preparing tax returns; (e) responding to or disputing any tax audit; or (f) asserting, defending or otherwise dealing with any claim, lawsuit or dispute pertaining to the Property or arising under this Agreement.  ASSIGNOR agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with ASSIGNEE’s efforts to obtain access to files, records and data relating to the Property not provided by ASSIGNOR which are in the possession of any third party operator of any of the Property.

6.4.2 Recording and Filing.  ASSIGNEE, within thirty (30) days after Closing, shall (a) record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Property; and (b) file for approval with the applicable federal, state, tribal or local agencies all Assignment Documents and other federal, state, tribal or local transfer documents required to effectuate transfer of the Property.  ASSIGNEE shall provide ASSIGNOR a recorded copy of each Assignment Document and other recorded instruments, and approved copies of the Assignment Documents and other federal, state, tribal or local transfer documents, as soon as they are available.

6.4.3 Governmental Approvals.

(a) Federal and State Approvals.  ASSIGNEE, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all Assignment Documents and other state and federal transfer documents required to effectuate the transfer of the Property.  ASSIGNEE further agrees promptly after Closing to use commercially reasonable efforts to take all other actions required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use commercially reasonable efforts to obtain the unconditional approval by such federal or state agencies, as applicable, of (i) the Assignment Documents requiring federal or state approval in order for ASSIGNEE to be recognized by the federal or state agencies as the owner of the Property, and (ii) its qualification as the operator of record with respect to that portion of the Property for which it is elected successor operator under the operating agreements applicable to any of the Property, together with any necessary rights of use and easements as to the pipeline(s) included in the Property.  ASSIGNEE shall provide ASSIGNOR approved copies of the Assignment Documents and other state and federal transfer documents as soon as they are available.

(b) Title Pending Governmental Approvals.  From and after the Closing, until all of the governmental approvals provided for in this Section 6.4.3 have been obtained by ASSIGNEE with respect to any portion of the Property, the following shall occur with respect to such portion of the Property:

(i) ASSIGNOR shall continue to hold record title to the affected Leases and other affected portion of the Property as nominee for ASSIGNEE;

(ii) Except as otherwise specifically provided in this Agreement, ASSIGNEE shall assume responsibility for all of ASSIGNEE’s Assumed Obligations with respect to the affected Leases and other affected portion of the Property as if ASSIGNEE were the record owner of such Leases and other portion of the Property as of the Effective Date, and shall INDEMNIFY ASSIGNOR with respect to all Claims arising in connection with the ownership or operation of such Leases and other Property, as provided in Section 8.3;

(iii) ASSIGNOR shall act as ASSIGNEE’s nominee but shall be authorized to act only upon and in accordance with ASSIGNEE’s specific written instructions, and ASSIGNOR shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Property other than those which are purely administrative or ministerial in nature, unless otherwise specifically (A) requested and authorized by ASSIGNEE in writing and agreed to by ASSIGNOR in writing or (B) directed by ASSIGNOR in writing;

(iv) ASSIGNEE shall obtain and continue to maintain and provide at its cost the insurance coverages with minimum limits of liability as set forth in Section 6.2.5 of this Agreement; and

(v) If ASSIGNOR continues to operate the affected Leases and other affected portion of the Property pending such approval, ASSIGNOR and ASSIGNEE will have the rights and obligations with respect to the operation of such Leases and other Property set forth in the Transition Services Agreement.

(c) Denial of Required Governmental Approvals.  If the federal or state agency refuses to approve the Assignment Documents as contemplated by this Section 6.4.3, or fails to do so within twenty-four (24) months after the Closing Date, ASSIGNOR may continue to hold record title to the affected Leases and other affected Property as ASSIGNEE’s nominee or at ASSIGNOR’s option it may terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected portion of the Property by giving thirty (30) days written notice to ASSIGNEE.  Upon such termination and as the exclusive remedy for such termination: (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Property, (ii) ASSIGNEE shall immediately reassign and return to ASSIGNOR the Assignment Documents and any and all other documents, materials and data previously delivered to ASSIGNEE with respect to the affected Leases and other affected portion of the Property, (iii) ASSIGNOR shall return to ASSIGNEE the Allocated Value of the affected Leases and other affected portion of the Property previously paid to ASSIGNOR at Closing, without interest, less the proceeds of production net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by ASSIGNEE which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Property from the Effective Date forward and (iv) ASSIGNOR shall assume the liabilities, obligations and duties otherwise referred to as ASSIGNEE’s Assumed Obligations with respect to such affected

Leases and other affected portion of the Property (and such liabilities, obligations and duties shall be thereafter deemed to be ASSIGNOR’s Retained Obligations).  In no event, however, shall ASSIGNOR ever be required to reimburse ASSIGNEE for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by or on behalf of ASSIGNEE.  ASSIGNOR will not be liable or obligated to ASSIGNEE if such federal or state approvals are not obtained, except as expressly provided in this Section 6.4.3.

6.4.4 Change of Operator Requirements.  If ASSIGNEE is attempting to succeed ASSIGNOR as operator of any portion of the Property, ASSIGNEE shall promptly file all appropriate forms, declarations and bonds (or other authorized forms of security) with all applicable federal and state agencies relative to its assumption of operations.  ASSIGNEE shall furnish to ASSIGNOR copies of all approvals, in the form granted by such federal and state agencies, relative to ASSIGNEE’s assumption of operations, as soon as such approvals become available.

6.4.5 Further Assurances.  ASSIGNEE and ASSIGNOR agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

ARTICLE 7
ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 ASSIGNEE’s Obligations After Closing.

7.1.1 Description of Obligations.  Without limiting ASSIGNEE’s rights to indemnity under Article 8, upon and after Closing, ASSIGNEE will assume, pay and perform all obligations, liabilities and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods on and after the Effective Date, together with the Plugging and Abandonment Obligations, Environmental Obligations, and all other obligations assumed by ASSIGNEE under this Agreement (collectively, the “ASSIGNEE’s Assumed Obligations”).  Without limiting the generality of the foregoing, ASSIGNEE’s Assumed Obligations shall also specifically include:

(a) Responsibility for payment of all operating expenses and capital expenditures related to the Property and attributable to periods on and after the Effective Date;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, Permits and Easements and all other orders and contracts to which the Property or the operation thereof is subject, to the extent those obligations and covenants are required to be performed on or after the Effective Date;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, severance taxes and other burdens or encumbrances to which the Property is subject that are attributable to periods on and after the Effective Date, and for shut-in payments on and after the Effective Date;

(d) Responsibility for proper accounting for and disbursement of production proceeds from the Property attributable to periods on and after the Effective Date, including funds in any suspense accounts received from ASSIGNOR;

(e) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Property on and after the Effective Date;

(f) Subject to Section 11.1, responsibility for all obligations with respect to Production Imbalances with third parties attributable to the Property for production from and after the Effective Date; and

(g) Responsibility for its taxes and expenses as provided in Article 9.

7.2 ASSIGNOR’s Obligations After Closing.

7.2.1 Description of Obligations.  From and after Closing, ASSIGNOR will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods before the Effective Date, except as otherwise specifically provided in this Agreement (the “ASSIGNOR’s Retained Obligations”).  Without limiting the generality of the foregoing, subject to Section 8.6, the ASSIGNOR’s Retained Obligations shall specifically include:

(a) Responsibility for the payment of all operating expenses and capital expenditures related to the Property and attributable to the period prior to the Effective Date;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, the Permits and Easements, and all other orders and contracts to which the Property or operation thereof is subject, to the extent those obligations and covenants are required to be performed before the Effective Date;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, severance taxes and other burdens or encumbrances to which the Property is subject that are attributable to periods before the Effective Date;

(d) Responsibility for proper accounting for and disbursement of production proceeds from or attributable to the Property attributable to periods before the Effective Date excluding funds in any suspense accounts transferred to ASSIGNEE;

(e) Except to the extent assumed by ASSIGNEE in this Agreement, responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Property to the extent attributable to the period before the Closing Date;

(f) Responsibility for the exclusions from the Plugging and Abandonment Obligations described in Section 7.3.2, and the exclusions from the Environmental Obligations described in Section 7.4.2;

(g) Responsibility for its taxes and expenses as provided in Article 9.

7.3 ASSIGNEE’s Plugging and Abandonment Obligations.

7.3.1 Description of Obligations.  Without limiting ASSIGNEE’s rights to indemnity under Article 8 and except as provided in Section 7.3.2, upon and after Closing, ASSIGNEE assumes full responsibility and liability for the following plugging and abandonment obligations related to the Property (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Property before, on or after the Effective Date and regardless of whether resulting from any acts or omissions of ASSIGNOR (INCLUDING THOSE ARISING FROM ASSIGNOR’S SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired:

(a) The necessary and proper plugging, replugging and abandonment of all wells on the Property, whether plugged and abandoned before, on or after the Effective Date;

(b) The necessary and proper removal, abandonment, and disposal of all platforms, structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Property;

(c) The necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Property;

(d) The necessary and proper restoration of the Property, both surface and subsurface, as may be required by applicable laws, regulation or contract;

(e) Any necessary clean-up or disposal of Property contaminated by naturally occurring radioactive material (“NORM”), as may be required by applicable laws, regulations or contract;

(f) All obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Property; and

(g) Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

7.3.2 Exclusions from ASSIGNEE’s Plugging and Abandonment Obligations.  ASSIGNEE’s obligations under this Section 7.3 do not include any civil or criminal cash fines or cash penalties that may be levied against ASSIGNOR or ASSIGNEE by any court or regulatory authority for non-compliance with applicable laws, regulations or orders in connection with the ownership or operation of the Property before the Effective Date, all of which shall remain the responsibility of ASSIGNOR unless otherwise expressly provided in Exhibit C.

7.3.3 Standard of Operations.  ASSIGNEE shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

7.3.4 ASSIGNOR’s Remedies.  If ASSIGNEE defaults in the performance of its obligations pursuant to this Section 7.3, ASSIGNOR, at its option, and after reasonable notice, may complete, or have completed, the plugging, replugging, abandonment, removal, disposal, capping, burying, and restoration operations at ASSIGNEE’s expense; provided, however, that ASSIGNOR shall not have such right unless and until it has been finally determined by the appropriate Governmental Authority that such action is required by Law.  Exercise of ASSIGNOR’s rights hereunder shall in no way limit ASSIGNOR’s rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies under this Agreement.

7.4 ASSIGNEE’s Environmental Obligations.

7.4.1 Description of Obligations.  Without limiting ASSIGNEE’s rights to indemnity under Article 8, upon and after Closing, ASSIGNEE assumes full responsibility and liability for the following occurrences, events, conditions, and activities on or related to the Property (the “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Property before, on or after the Effective Date, and regardless of whether resulting from any acts or omissions of ASSIGNOR (INCLUDING THOSE ARISING FROM ASSIGNOR’S SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, water bodies, groundwater or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b) Underground injection activities and waste disposal on the Property;

(c) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface, water bodies and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d) Non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies;

(e) Disposal on the Property of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Property before, on or after the Effective Date; and

(f) Non-compliance with Environmental Laws.

7.4.2 Exclusions from ASSIGNEE’s Environmental Obligations.  ASSIGNEE’s Environmental Obligations do not include the following, all of which shall remain the responsibility of ASSIGNOR and shall be deemed to be ASSIGNOR’s Retained Obligations:

(a) Any civil or criminal cash fines or cash penalties that may be levied against ASSIGNOR or ASSIGNEE by any court or regulatory authority for any such violation of any laws, rules or regulations in connection with the ownership or operation of the Property before the Effective Date, except as otherwise expressly provided by Section 8.3; and

(b) Disposal offsite from the Property before the Effective Date of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Property before the Effective Date.

7.5 Access to Core Samples.  After the Closing, during normal business hours (and upon at least three (3) business days prior notice), ASSIGNOR, to the extent it has the right to do so, shall provide ASSIGNEE reasonable access to core samples that were obtained from the Property and are in ASSIGNOR’s possession or which it has the right to view for use in third party studies being prepared for the benefit of ASSIGNEE (for the avoidance of doubt, ASSIGNEE shall have the right to transport to and temporarily store such core samples at third party testing facilities (at its own expense) as may be reasonably necessary in connection with the conduct of testing, though all such core samples shall be returned to ASSIGNOR or its designee at ASSIGNEE’s expense promptly after all such testing has been completed), provided further that ASSIGNEE shall provide ASSIGNOR copies of all such third party studies upon the completion of studies.

ARTICLE 8
INDEMNITIES

8.1 Definition of Claims.  As used in this Agreement, the term “Claims” means any and all demands, losses, liabilities, damages, obligations, expenses, taxes, fines, penalties, costs, claims, causes of action and judgments.  The term “Claims” also includes reasonable attorneys’ fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim within the scope of the indemnities in this Agreement.

8.2 Application of Indemnities.

8.2.1 Covered Claims and Parties.  All indemnities set forth in this Agreement extend to the officers, directors, employees, partners, and parent, subsidiary and Affiliates of the party indemnified.  The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that is the result of the willful misconduct or gross negligence of the indemnified party.

8.2.2 Express Negligence Disclosure.  UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE OR CONCURRENT NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY OR FAULT.  ASSIGNEE AND ASSIGNOR ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.2.3 Other Limitations.  The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party actually recoups prior to the Survival Date (as defined below) from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party prior to the Survival Date; provided that indemnified party has used diligent efforts to recoup such amounts prior to the Survival Date.  The indemnifying party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties.  There will be no indemnification under the Agreement to the extent any matter has been reflected as an upward or downward adjustment to the Purchase Price.

8.3 ASSIGNEE’s Indemnity.  Subject to Section 8.6, ASSIGNEE SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD ASSIGNOR HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.3.1 ASSIGNEE’s Assumed Obligations, including without limitation, the Plugging and Abandonment Obligations and the Environmental Obligations;

8.3.2 If applicable, ASSIGNOR’s operation of the Property after the Effective Date as provided in Article 10 and under the Transition Services Agreement, except to the extent caused by ASSIGNOR’s gross negligence or willful misconduct;

8.3.3 Any obligations for brokerage or finder’s fee or commission incurred by ASSIGNEE before Closing in connection with its purchase of the Property;

8.3.4 Any violation by ASSIGNEE of state or federal securities laws, or ASSIGNEE’s dealings (including any dealings in breach of ASSIGNEE’s warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, assignees and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by ASSIGNEE, its Affiliates or assignees;

8.3.5 ASSIGNEE’s ownership or operation of any portion of the Property that is reconveyed or reassigned to ASSIGNOR pursuant to the terms of this Agreement; and

8.3.6 ASSIGNEE’s inspection of the Property before Closing pursuant to Sections 5.2 and 5.3.

Notwithstanding anything to the contrary contained in this Agreement, ASSIGNEE shall not be obligated to release, indemnify, defend and hold ASSIGNOR harmless from and against any Claims caused by, resulting from or incidental to the matters listed in Sections 8.3.1, 8.3.2 or 8.3.5 unless and until the Closing occurs.

8.4 ASSIGNOR’s Indemnity.  Subject to Section 8.6, ASSIGNOR shall RELEASE, INDEMNIFY, DEFEND AND HOLD ASSIGNEE HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.4.1 ASSIGNOR’s Retained Obligations;

8.4.2 If applicable, ASSIGNOR’s operation of the Property after the Effective Date as provided in Article 10 and under the Transition Services Agreement to the extent caused by ASSIGNOR’s gross negligence or willful misconduct; and

8.4.3 ASSIGNOR’s access to the Property after Closing for the purposes described in this Agreement (other than ASSIGNOR’s operation of the Property under the Transition Services Agreement), except to the extent caused by ASSIGNEE’s willful misconduct.

Notwithstanding anything to the contrary contained in this Agreement, ASSIGNOR shall not be obligated to release, indemnify, defend and hold ASSIGNEE harmless from and against any Claims caused by, resulting from or incidental to the matters listed in Sections 8.4.1, 8.4.2 or 8.4.3 unless and until the Closing occurs.

8.5 Notices and Defense of Indemnified Claims.  Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement.  The indemnifying party shall be obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement.  However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

8.6 Indemnity Limits.  Notwithstanding anything herein to the contrary:

8.6.1 ASSIGNOR shall not be required to indemnify ASSIGNEE with respect to any Claim arising from ASSIGNOR’s Retained Obligations pursuant to  Sections 7.2.1(b), (c) or (d) unless ASSIGNEE has provided ASSIGNOR with a Claim notice pursuant to Section 8.5 within two (2) years after the Closing Date;

8.6.2 ASSIGNOR shall not be required to indemnify ASSIGNEE pursuant to Section 8.4 for any individual Claim of less than $50,000, other than any Claim arising from ASSIGNOR’s Retained Obligations pursuant to Section 7.2.1(g), which shall not be subject to such limitation;

8.6.3 ASSIGNOR shall not be required to indemnify ASSIGNEE pursuant to Section 8.4.1 for any Claim arising from ASSIGNOR’s Retained Obligations pursuant to Section 7.2.1(e) unless the aggregate amount of such Claims exceeds one and a half percent (1½%) of the Purchase Price; provided, that once the aggregate amount of such Claims exceeds such amount, ASSIGNOR shall be required to indemnify ASSIGNEE for all such Claims;

8.6.4 ASSIGNOR shall not be required to indemnify ASSIGNEE pursuant to Section 8.4.1 for any Claim arising from ASSIGNOR’s Retained Obligations pursuant to Section 7.2.1(e) to the extent that the aggregate amount of such Claims exceeds fifty percent (50%) of the Purchase Price;

8.6.5 ASSIGNEE shall not be required to indemnify ASSIGNOR pursuant to Section 8.3 for any individual Claim of less than $50,000, other than any Claim arising from ASSIGNEE’s Assumed Obligations pursuant to Section 7.1.1(g), which shall not be subject to such limitation;

8.6.6 From and after the Closing, terms and provisions of this Article 8 shall be (a) ASSIGNEE’s sole and exclusive remedy for any Claims caused by, resulting from, or incidental to ASSIGNOR’s Retained Obligations and (b) ASSIGNOR’s sole and exclusive remedy for any Claims caused by, resulting from, or incidental to ASSIGNEE’s Assumed Obligations; and

8.6.7 Except with respect to ASSIGNOR’s Retained Obligations or ASSIGNEE’s Assumed Obligations, nothing contained in this Agreement (other than the survival provision in Section 11.4) shall prohibit ASSIGNOR or ASSIGNEE from bringing a breach of contract claim against the other party related to any breach of any representation or warranty or any covenant or agreement made by such party in this Agreement (or in any certificate delivered by such party or its representatives at the Closing).

8.7 NORM.  ASSIGNEE ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL.  SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIALS AND OTHER PROPERTY.  SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS.  A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF.  THEREFORE, ASSIGNEE MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY.

8.8 Pending Litigation and Claims.  Notwithstanding anything in this Agreement to the contrary, ASSIGNEE shall INDEMNIFY, DEFEND AND HOLD ASSIGNOR HARMLESS from and against any Claims resulting from the litigation and claims assumed by ASSIGNEE and listed on Exhibit C under the section entitled “ASSIGNEE’s Responsibility,” and ASSIGNEE will perform any undertakings described in said section, except as may otherwise be expressly provided in that Exhibit.  ASSIGNOR shall INDEMNIFY, DEFEND AND HOLD ASSIGNEE HARMLESS from and against any Claims resulting from the other litigation and claims listed on Exhibit C under the section entitled “ASSIGNOR’s Responsibility,” except as may otherwise be expressly provided in that Exhibit.

8.9 Waiver of Consequential and Punitive Damages.  NEITHER ASSIGNEE NOR ASSIGNOR SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY.  ASSIGNEE AND ASSIGNOR BOTH WAIVE, AND RELEASE THE OTHER FROM, ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENT ENTITIES OF A PARTY HERETO) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED.

ARTICLE 9
TAXES AND EXPENSES

9.1 Recording Expenses.  ASSIGNEE shall pay all costs of recording and filing the Assignment Documents for the Property, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Property.

9.2 Ad Valorem, Real Property, Personal Property and Excise Taxes.  All ad valorem taxes, real property taxes, personal property taxes, and similar obligations assessed on the Property (“Property Taxes”) and excise taxes associated with any of the Property (“Excise Taxes”) are ASSIGNOR’s obligation for periods or portions thereof before the Effective Date and ASSIGNEE’s obligation for periods or portions thereof after the Effective Date.  If Property Taxes and/or Excise Taxes for the current tax year have not been assessed and paid by ASSIGNOR as of the Closing Date, the ASSIGNEE shall file all required reports and returns incident to the Property Taxes and Excise Taxes and pay the Property Taxes and Excise Taxes for the current tax year and subsequent periods.  ASSIGNOR will reimburse ASSIGNEE for ASSIGNOR’s proportionate share of these taxes, prorated as of the Effective Date, for real property taxes as a Downward Adjustment to the Purchase Price pursuant to Section 2.2.3 (based on a good faith estimate of these taxes) with a final adjustment upon ASSIGNOR’s receipt of evidence of the ASSIGNEE’s payment of the taxes.  If Property Taxes and/or Excise Taxes for the current tax year have been assessed and paid as of the Closing Date, the ASSIGNEE will reimburse the ASSIGNOR for its proportionate share of these taxes, prorated as of the Effective Date, as an Upward Adjustment to the Purchase Price, as provided in Section 2.2.2.

9.3 Severance Taxes.  ASSIGNOR shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Date.  ASSIGNEE shall bear and pay all such taxes on production from the Property on and after the Effective Date.  ASSIGNOR shall withhold and pay on behalf of ASSIGNEE all such taxes on production from the Property between the Effective Date and the Closing Date, if the Closing Date follows the Effective Date, and the amount of any such payment shall be reimbursed to ASSIGNOR as a Closing adjustment to the Purchase Price pursuant to Section 2.2.  If either party pays such taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4 Tax and Financial Reporting.

9.4.1 IRS Form 8594.  If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

9.4.2 Financial Reporting.  ASSIGNOR and ASSIGNEE agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

9.5 Tax Cooperation.  ASSIGNOR and ASSIGNEE shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to taxes relating to the Property. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. ASSIGNOR and ASSIGNEE agree to retain all books and records with respect to tax matters pertinent to the Property relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any governmental authority.

9.6 Sales and Use Taxes.  ASSIGNEE shall be responsible for and pay all federal, state, or local sales, use, transfer, and similar taxes, if any, incident to or applicable to the Property it receives under this Agreement and that are caused by the transfer of the Property to ASSIGNEE under this Agreement (“Transfer Taxes”).  If ASSIGNOR is required to pay any such sales, use or similar taxes on behalf of ASSIGNEE, ASSIGNEE will reimburse ASSIGNOR at Closing for such taxes due and payable on the transfer of the Property to ASSIGNEE.  ASSIGNEE and ASSIGNOR shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any Transfer Taxes.

9.7 Income Taxes.  Notwithstanding any provision in this Agreement to the contrary, (a) each party shall bear and be responsible for all income, capital gains, franchise or similar taxes (“Income Taxes”) imposed on it or any if its direct or indirect owners and affiliates by applicable law, and (b) no adjustments pursuant to Section 2.2 or Section 2.3 shall be made to the Purchase Price with respect to Income Taxes.

9.8 Incidental Expenses.  Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

ARTICLE 10
OPERATIONS PENDING AND AFTER CLOSING

10.1 ASSIGNOR’s Covenants Pending Closing.  From and after the date of execution of this Agreement and until the Closing, subject to Section 10.1.1 and the constraints of applicable operating agreements, ASSIGNOR (a) shall operate, manage and administer the Property as a reasonably prudent operator, in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Property in substantially the same manner as before execution of this Agreement as if the Property was not being sold to ASSIGNEE; (b) shall not sell, transfer, hypothecate, abandon, otherwise dispose of, or encumber the Property with a lien or mortgage (other than Permitted Encumbrances), and shall not solicit, entertain or encourage offers from third parties regarding the same (other than (i) as required in connection with the exercise by third parties of Preferential Rights as provided herein, (ii) the sale of Hydrocarbons in the ordinary course of business or (iii) as permitted by the applicable Property Records); (c) shall exercise reasonable diligence in safeguard and maintaining secure and confidential all geological and geophysical maps, confidential reports and data in its possession relating to the Property, including the Property Records; (d) shall not terminate or amend in any material respect the terms of any applicable Property Records, unless such a Property Record terminates pursuant to its stated terms; (e) shall not settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to the Property and affecting the period after the Effective Date, and shall provide ASSIGNEE with updates of material developments in any material litigation matter relating to the Property (except to the extent any such update could result in the disclosure of information protected by the attorney-client privilege); (f) shall not voluntarily relinquish its position as operator with respect to any of the Property that ASSIGNOR operates as of the date of this Agreement; (g) shall not extend any statute of limitations applicable to any Property Taxes or agree to any extension of time with respect to any Property Tax assessment or Property Tax deficiency, in each case with respect to any Property Taxes attributable to any period after the Effective Date; and (h) shall not commit to do any of the matters described in provisions (b) and (d) through (g) above.  From and after the date of execution of this Agreement and until the Closing, subject to Section 10.1.1 and the constraints of applicable operating agreements, ASSIGNOR shall, except for emergency action taken in the face of serious risk to life, property or the environment (i) submit to ASSIGNEE, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Property that involve individual commitments of more than $50,000, net to ASSIGNOR’s interest in the Property, that would be required to be expended after the date of execution of this Agreement; and (ii) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without ASSIGNEE’s prior written approval.  On any matter requiring ASSIGNEE’s approval under this Section 10.1, ASSIGNOR shall notify Bruce Augustine at (972) 673-2110 and ASSIGNEE shall respond within 72 hours from ASSIGNOR’s request for approval (or such shorter period of time as may be required by the applicable operating agreement) and failure of ASSIGNEE to respond within such time period shall release ASSIGNOR from the obligation to obtain ASSIGNEE’s approval before proceeding on such matter as ASSIGNOR may elect in its sole discretion ASSIGNEE’s sole remedy for ASSIGNOR’s breach of its obligations under Section 10.1(a) shall be equal to the ASSIGNEE’s actual damages, if any, not to exceed the Allocated Value for the portion of the Property affected by such breach.

10.1.1 Non-Operated Properties.  To the extent that ASSIGNOR is not the operator of any portion of the Property, the obligations of ASSIGNOR in Section 10.1 concerning operations or activities that normally, or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that ASSIGNOR use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Property to take such actions or render such performance within the constraints of the applicable operating or other agreements.

10.1.2 Termination of Certain Agreements.  Prior to Closing, ASSIGNOR shall terminate all hydrocarbon sales, purchase, gathering, compression, transportation, treating, marketing, exchange, processing and fractionating agreements applicable to the Leases, Units, Wells, Equipment, Permits and Easements, and Royalty Interests that are not Related Contracts.

10.2 ASSIGNOR Operated Properties After Closing.  With respect to any portion of the Property operated by ASSIGNOR, after Closing and until such time as a successor operator of the Property has been selected in accordance with the applicable operating agreements and approved as operator of the Property by the federal or state agencies having jurisdiction, as applicable (the “Interim Period”), ASSIGNOR shall continue to operate the Property in accordance with the terms and conditions of the Transition Services Agreement.

10.2.1 ASSIGNEE’s Assumption of Operations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ASSIGNOR DOES NOT WARRANT OR GUARANTEE THAT ASSIGNEE WILL BECOME THE OPERATOR OF THE PROPERTY OR ANY PORTION THEREOF, AS SUCH MATTER WILL BE CONTROLLED BY THE APPLICABLE OPERATING AGREEMENT(S) AND APPLICABLE FEDERAL OR STATE REGULATORY REQUIREMENTS AND APPROVAL.  ASSIGNEE shall comply with all balloting procedures under applicable operating agreement(s) for the election of the successor operator to ASSIGNOR.  If ASSIGNEE is approved as operator of the Property by the applicable federal or state agency, and the provisions of Section 5.4 and Section 6.4.3 have been complied with, ASSIGNOR shall not be obligated to continue operating any of the Property and ASSIGNEE will immediately assume full responsibility therefor and assume all operations thereon.  For a period of six (6) months after ASSIGNEE assumes operations of the Property, ASSIGNOR shall be granted access and reasonable ingress and egress onto and across the Property without any requirement of payment by ASSIGNOR to ASSIGNEE, but otherwise at ASSIGNOR’s sole risk, cost and expense, to allow ASSIGNOR to remove from the Property any of its property excluded from this Agreement under Section 1.2, and any such access, ingress and egress shall be covered by ASSIGNOR’s indemnity set forth in Section 8.4.  ASSIGNOR shall make its personnel available to ASSIGNEE as may be reasonably necessary to assist in the transition of operations, and any such assistance shall be covered by ASSIGNEE’s indemnity set forth in Section 8.3.

ARTICLE 11
MISCELLANEOUS

11.1 Imbalances.  At the Closing, ASSIGNEE shall assume responsibility for any and all oil and gas production imbalances with respect to the Property at the Wells, Leases and Equipment (“Production Imbalances”).  The Purchase Price paid by ASSIGNEE is based on (i) the assumed Production Imbalances set forth in Exhibit F and (ii) the exclusion from this transaction of any imbalances attributable to the Property downstream of the Property or at gas processing plants including associated make-up or cash settlement rights.  If ASSIGNOR and ASSIGNEE determine no later than 180 days after Closing that the assumed Production Imbalances stated in Exhibit F are inaccurate, the parties agree to exchange additional compensation, at the rate provided in Exhibit F for the difference between the assumed Production Imbalances and the revised Production Imbalances determined by the parties.  Such settlement shall be final and neither party thereafter shall make claim upon the other concerning any Production Imbalances with respect to the Property.  Except with respect to its right to receive the post-Closing Purchase Price adjustment set forth above, ASSIGNEE will be solely responsible for, SHALL ASSUME, AND RELEASES AND WILL INDEMNIFY, DEFEND AND HOLD ASSIGNOR HARMLESS from all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments and/or posting security if, and to the extent, requested by any underproduced party pursuant to any operating agreement or gas balancing agreement) third parties with respect to any Production Imbalances with respect to the Property, all of which shall constitute Assumed Obligations.  All imbalances associated with the Property downstream of the Property or at gas processing plants, including associated make-up or cash settlement rights, are excluded from this transaction and from the foregoing indemnity, will not adjust the Purchase Price, and are reserved to and retained by ASSIGNOR and shall constitute Retained Obligations.

11.2 Purchase of Production.  Pursuant to Section 6.3(q), ASSIGNOR and ASSIGNEE will execute the Crude Oil Outright Purchase Agreement attached as Exhibit L at Closing.

11.3 Alternative Dispute Resolution.  Any dispute arising out of, relating to, or concerning this Agreement, the subject matter of this Agreement, or the relationship between the parties created by this Agreement, whether in contract or tort, in law or in equity (other than a dispute over indemnity under this Agreement in connection with a claim by a third party asserted in a pending court proceeding) (“Dispute”) shall be resolved under the mediation and binding arbitration procedures of this Section 11.3.  Upon the occurrence of any Dispute, ASSIGNEE and ASSIGNOR will first attempt in good faith to resolve the Dispute by negotiations between management level persons who have authority to settle the controversy.  If either party believes further negotiations are futile, such party may initiate the mediation process by so notifying the other party in writing.  Subject to Section 11.3(g), both parties shall then attempt in good faith to resolve the dispute by mediation in Houston, Texas, employing management level persons with authority to settle the dispute, in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure in effect at the time, as such procedure may be modified by agreement of the parties.  The parties shall share the cost of the mediator equally.  If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

(a) Any Dispute that is not resolved by negotiation or mediation shall be submitted to arbitration before a panel of three (3) arbitrators in accordance with the CPR Rules for Non-Administered Arbitration  (the “CPR Rules”) and the provisions of this Section 11.3.  To the extent of any conflict between this Section 11.3 and the CPR Rules, the provisions of this Section 11.3 shall control.  The panel of arbitrators shall be chosen as follows:  Each party shall name an arbitrator in the manner provided in the CPR rules, and the two arbitrators so named shall promptly thereafter choose a third, all of whom shall be knowledgeable of the oil and gas industry and, if attorneys, licensed in Texas.  If the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then the third arbitrator shall be selected in accordance with the CPR Rules.  The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

(b) The nature and extent of discovery to be conducted by the parties shall be determined by the arbitrators as deemed reasonably required to properly present the matter for resolution (but discovery in the arbitration shall not be a substitute for litigation and the number of depositions shall be appropriately limited).  The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the parties due notice of hearing and a reasonable opportunity to be heard.  The location of all arbitration proceedings hereunder shall be Houston, Harris County, Texas, unless the panel of arbitrators determines that another venue is more appropriate.  The award of the panel of arbitrators or a majority thereof shall be made no later than six months after the appointment of the third arbitrator, subject to the arbitrators’ right to extend that deadline due to unforeseen circumstances.

(c) The award of the arbitrators, or a majority thereof, shall be in writing, determined in accordance with the substantive law as provided in Section 11.15, and shall be final and binding on the parties as to the question or questions submitted, and the parties shall abide by such award and perform the conditions thereof.  The arbitrators may not award any punitive or exemplary damages.  The award shall not provide or create any rights or benefits in any person or entity which is not a party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party beneficiary contract.  Subject to the arbitrators’ authority to apportion costs as provided in the CPR Rules, the expenses of counsel, witnesses, and employees of each party shall be borne solely by the party incurring them, the compensation of any arbitrator named by a party shall be borne solely by such party, and the compensation of the third arbitrator shall be divided equally by the parties; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney’s fees of such court proceedings.

(d) The arbitrators shall include in their award a statement of the reasons for the award.  Except (i) in connection with a suit for confirmation, enforcement, modification, or vacatur of the award, (ii) as required by law, court order or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the parties’ actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the parties’ statements or actions in connection with the arbitration shall be made to any third party.  Except as provided in this subsection, all offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the parties, their agents, employees, experts, or attorneys are confidential and shall not be admissible in any other proceeding, provided that evidence that is otherwise admissible in such other proceeding shall not be rendered inadmissible as a result of its use in the arbitration.

(e) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall not be appealable except pursuant to the grounds and procedures set out in the Federal Arbitration Act and the Texas General Arbitration Act for vacatur or modification of arbitration awards, and the award shall be enforceable in the United States District Court and the Texas state district courts sitting in Houston, Harris County, Texas, or in any other court having jurisdiction.  The prevailing party shall be entitled to recover all reasonable costs, expenses and attorneys’ fees in connection with any enforcement of an arbitration award.  The parties stipulate and agree to submit to the jurisdiction and venue of the United States District Court and the Texas state district courts sitting in Houston, Harris County, Texas with respect to all disputes in any way relating to enforceability or applicability of this Section 11.3.

(f) The provisions of this Section 11.3 shall not limit the obligation of a party to defend, indemnify or hold harmless the other party against Claims as provided in Article 8.

(g) Notwithstanding anything to the contrary contained in this Section 11.3, in the event of a dispute under Section 2.3, Section 5.3 or Section 5.5, the parties may jointly agree to submit such dispute to an expert in accounting matters, environmental matters or title matters, as applicable, to determine the resolution of such Dispute.  In the event the parties so elect, such dispute will be exclusively and finally resolved pursuant to this Section 11.3(g).  There shall be a single arbitrator.  The arbitrator shall not have worked as an employee, consultant, advisor or outside counsel for either party, its Affiliates, or for the outside counsel representing either party in the presentation of the Dispute to the arbitrator during the five (5) year period preceding the arbitration or have any financial interest in the Dispute.  The arbitrator shall be selected by mutual agreement of the parties within fifteen (15) days after the election of the parties to utilize the provisions of this Section 11.3(g) with respect to a Dispute, or absent such agreement during the fifteen (15) day period, in accordance with the CPR Rules.  In connection with the engagement of the arbitrator, each party shall execute such engagement, indemnity and other agreements as the arbitrator shall require as a condition to such engagement.  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the CPR Rules to the extent such rules do not conflict with the terms of this Section 11.3(g).  The arbitrator’s determination shall be made within thirty (30) days after the appointment of the arbitrator and shall be final and binding upon both parties, without right of appeal. In making his or her determination, the arbitrator shall be bound by the rules set forth in Section 2.3, Section 5.3 or Section 5.5, as applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the arbitrator are necessary to make a proper determination.  The arbitrator shall have no authority to award any remedies other than those set out in the section of this Agreement that is the subject of the Dispute (Section 2.3, Section 5.3 or Section 5.5, as applicable).  Each party shall each bear its own legal fees and other costs of presenting its case to the arbitrator, and shall each bear one-half of the costs and expenses of the arbitrator.

11.4 Survival.  Subject to the following sentence, all of the covenants, agreements, representations and warranties made by the parties in this Agreement will survive the Closing, the execution and delivery of the Assignment Documents and other instruments under this Agreement, and the transfer of the Property between the parties indefinitely, and they shall not be merged into or superseded by the Assignment Documents or other documents delivered at Closing.  Notwithstanding the foregoing, neither party to this Agreement will be entitled to make a Claim against the other party in connection with the inaccuracy or alleged breach of the representations and warranties of the other party in this Agreement, unless the other party is notified of that Claim in writing within twelve (12) months after the Closing Date ; provided, however, that (i) either party to this Agreement may make Claim against the other party in connection with the inaccuracy or alleged breach of the reciprocal representations and warranties of the parties in Sections 3.1.1, 3.1.2, 3.1.6, 3.1.7 at any time after the Closing

Date without time limitation, and (ii) ASSIGNEE may make a Claim against ASSIGNOR in connection with the inaccuracy or alleged breach of the representations and warranties of ASSIGNOR in Section 3.2.3 at any time after the Closing Date until the date that is sixty (60) days after the expiration of the applicable statute of limitations.

11.5 Public Announcements.  Neither party may make press releases or other public announcements concerning the execution of this Agreement or the Closing of the transactions contemplated herein, without first consulting with the other party 48 hours prior to making a release or announcement (and providing the other party a copy of such release or announcement for its review and comment), except as may be required by applicable Law, order of a court of competent jurisdiction, or the rules and regulations of any governmental agency or stock exchange.  Notwithstanding the foregoing, each party shall have the right to also disclose the transaction to customary recipients of each party’s investor relations communications in the normal course of each party’s business.

11.6 Suspense Accounts.  At Closing or as soon as practical thereafter, ASSIGNOR will transfer to ASSIGNEE all funds held in suspense by ASSIGNOR related to proceeds of production and attributable to third parties’ interests in the Leases or lands pooled or unitized therewith or Hydrocarbon production from the Leases or lands pooled or unitized therewith, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects.  If and to the extent such funds are transferred to ASSIGNEE, ASSIGNEE agrees to administer all such accounts and assume all payment obligations to the proper parties in accordance with all applicable laws, rules and regulations, which obligations shall be included in ASSIGNEE’s Assumed Obligations.

11.7 ASSIGNOR’s Marks and Logos; Post-Closing Inspections.  With respect to any portion of the Property that ASSIGNOR operates, ASSIGNEE agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by ASSIGNOR and all variations and derivatives thereof and logos relating thereto from the Property and will not thereafter make any use whatsoever of such names, marks and logos.  If ASSIGNEE fails to comply with this Section 11.7, ASSIGNOR shall have access to the Property in order to remove such names, marks, and logos, all at ASSIGNEE’s expense.  ASSIGNOR at its sole cost shall have the right at any time after Closing to reasonable access to the Property for the purpose of inspecting ASSIGNEE’s compliance with the terms of this Agreement; provided, however, ASSIGNOR shall repair any damage to the Property resulting from such inspections and any such access shall be covered by ASSIGNOR’s indemnity set forth in Section 8.4.

11.8 Notices.  All notices under this Agreement must be in writing.  Any notice under this Agreement may be given by personal delivery, facsimile transmission, certified U.S. mail (postage prepaid), return receipt requested, or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to ASSIGNOR:

Burlington Resources Oil & Gas Company LP
315 S. Johnstone
Bartlesville, Oklahoma  74004
Attention:  Manager, Real Property Administration
Fax No.:  (918) 661-1332
Telephone:  (918) 661-0366

with copy to:

Burlington Resources Oil & Gas Company LP
600 North Dairy Ashford
Houston, Texas 77079
Attention:  Manager-Business Development
Fax No.:  (281) 293-4424
Telephone:  (281) 293-3287

If to ASSIGNEE:

Denbury Onshore, LLC
5320 Legacy Drive
Plano, Texas 75024
Attention: Dan Cole
Fax No.:  (972) 673-2300

With a copy to:

Denbury Onshore, LLC
5320 Legacy Drive
Plano, Texas 75024
Attention: Jim Matthews
Fax No.:  (972) 673-2300

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.9 Assignment.  Except as expressly provided in Section 2.7, prior to the later of the Closing Date or the Effective Date, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, which may be withheld for any reason, including convenience.  If ASSIGNEE sells, transfers or assigns all or a portion of the Property, this Agreement (including the indemnity obligations hereunder) shall remain in effect between ASSIGNEE and ASSIGNOR as to the Property, regardless of such sale or assignment (and ASSIGNEE will remain obligated hereunder).

11.10 Entire Agreement and Amendment.  This Agreement, together with any relevant confidentiality agreement and any site access/boarding agreement entered into between the parties relative to the Property, constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement.  No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid.  This Agreement may be amended, modified, altered, supplemented, or revoked only by written agreement signed by duly authorized representatives of the parties hereto.

11.11 Successors and Assigns.  This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective permitted successors and assigns.

11.12 Third Party Beneficiaries.  It is understood and agreed that there shall be no third party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights, claims, causes of action or remedies in anyone who is not a party or a successor or assignee of a party hereto, except that the Persons specified in Section 8.2.1 are intended third party beneficiaries of all indemnity provisions set forth in this Agreement.

11.13 Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable,  the parties shall negotiate in good faith to modify this Agreement (i) so as to effect the original intent of the parties as closely as possible and (ii) to the extent necessary to make it valid and enforceable, and if this Agreement cannot be so modified, that provision shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

11.14 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

11.15 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.  THE ASSIGNMENT DOCUMENTS, AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

11.16 Exhibits.  The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes.  In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed Assignment Documents and the provisions of this Agreement, the provisions of this Agreement shall take precedence.  In the event of a conflict or inconsistency between the provisions of the pro forma Assignment Documents and other transaction documents attached to this Agreement as Exhibits or Schedules and the Assignment Documents and other transaction documents actually executed by the parties, the provisions of the executed Assignment Documents and other executed transaction documents shall take precedence.  The captions contained in the Exhibits and Schedules are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Exhibits, the Schedules or this Agreement; provided, however, that the depth limitations in Exhibit A are not intended to be, and shall not be construed as being, a “caption” for purposes of this sentence.

11.17 Waiver.  Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance.  Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.18 Interpretation.  The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement.  Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates.  In construing this Agreement, the following principles will apply:

(a) The omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not affect a merger of the omitted provisions.  To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

(b) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement.  The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(c) The term “knowledge,” as applied to either party, shall mean the actual knowledge of such party’s officers and directors, and its employees, agents, representatives at a supervisory level and above.

(d) The term “includes” and its derivatives shall mean “includes, but is not limited to” and its corresponding derivative meanings.

(e) A “business day” is any Monday to Friday, inclusive, which is not a federal holiday.

(f) The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

(g) The term “Affiliate” (whether or not capitalized) means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.  For the purpose of this definition, the term “control” means ownership of more than fifty percent (50%) of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the Person in question.

11.19 Termination; Default and Remedies.

11.19.1 Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing Date:

(a) by mutual consent of the parties;

(b) by either party, by written notice to the other party, if (i) such other party has breached its representations, warranties or covenants hereunder (other than its covenants and agreements contained in Section 6.1) and such breach would result in the failure of any condition to Closing of the terminating party set forth in Section 6.2, as applicable, and (ii) such breach has not been cured within thirty (30) days following written notification of the same to such other party;

(c) by ASSIGNOR, if (i) all of the conditions to closing of ASSIGNEE set forth in Section 6.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the date of termination of this Agreement if the Closing were to occur on such date), (ii) ASSIGNOR shall have given irrevocable written notice to ASSIGNEE that stands and will stand ready, willing and able to consummate the Closing, (iii) ASSIGNEE fails to consummate the Closing by the time the Closing should have occurred pursuant to Section 6.1 and (iv) ASSIGNOR shall have given ASSIGNEE written notice at least one business day prior to such termination stating ASSIGNOR’s intention to terminate this Agreement pursuant to this Section 11.19.1(c);

(d) by ASSIGNEE, if (i) all of the conditions to closing of ASSIGNOR set forth in Section 6.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the date of termination of this Agreement if the Closing were to occur on such date), (ii) ASSIGNEE shall have given irrevocable written notice to ASSIGNOR that stands and will stand ready, willing and able to consummate the Closing, (iii) ASSIGNOR fails to consummate the Closing by the time the Closing should have occurred pursuant to Section 6.2 and (iv) ASSIGNEE shall have given ASSIGNOR written notice at least one business day prior to such termination stating ASSIGNEE’s intention to terminate this Agreement pursuant to this Section 11.19.1(d);

(e) by either party in accordance with Section 5.8;

(f) by either party, by written notice to the other party, if Closing has not occurred on or before July 1, 2013 (the “Outside Date”); provided that such failure to close is not caused by a breach of this Agreement by the terminating party or its Affiliates; or

(g) by either party, by written notice to the other party, in the event that any Law or final order, award or judgment restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated by this Agreement.

11.19.2 Effect of Termination.

(a) ASSIGNOR’s Remedies.  In the event of the termination of this Agreement by ASSIGNOR pursuant to Section 11.19.1(b) or 11.19.1(c), ASSIGNOR shall be entitled to initiate the Alternative Dispute Resolution procedure set forth in Section 11.3 in order to have the arbitrators determine compensatory damages. Other than ASSIGNOR’s right to seek specific performance pursuant to Section 11.22, the remedy set forth in this Section 11.19.2(a) shall be ASSIGNOR’s sole and exclusive remedies for any breach by ASSIGNEE giving rise to termination by ASSIGNOR under Section 11.19.1(b) or Section 11.19.1(c), and ASSIGNOR hereby expressly waives and releases all other remedies (except as provided in Section 11.19.3).

(b) ASSIGNEE’s Remedies.  In the event of the termination of this Agreement by ASSIGNEE pursuant to Section 11.19.1(b) or 11.19.1(d), ASSIGNEE shall be entitled to initiate the Alternative Dispute Resolution procedure set forth in Section 11.3 in order to have the arbitrators determine compensatory damages. Other than ASSIGNEE’s right to seek specific performance pursuant to Section 11.22, the remedy set forth in this Section 11.19.2(b) shall be ASSIGNEE’s sole and exclusive remedies for  any breach by ASSIGNOR giving rise to a termination by ASSIGNEE under Section 11.19.1(b) or Section 11.19.1(d), and ASSIGNEE hereby expressly waives and releases all other remedies (except as provided in Section 11.19.3).

(c) In the event of any termination of this Agreement pursuant to Section 11.19.1(f), if either party has intentionally breached its obligations under this Agreement and such intentional breach was a primary cause for the transaction contemplated by this Agreement to fail to close by the Outside Date at the time this Agreement is so terminated, such breaching party shall continue to be liable to the other party for damages related to such intentional breach (but not otherwise) and such liability shall not be affected by such termination.

(d) Notwithstanding anything to the contrary in this Agreement (except Section 11.19.1 and 11.19.3), in the event of termination of this Agreement, the transaction shall not close and this Agreement shall become void and have no further effect whatsoever, and neither ASSIGNEE nor ASSIGNOR shall have any further liability, obligations, right or duty to the other under this Agreement, except as provided in Sections 11.19.1, 11.19.2, and 11.19.3, as applicable.

11.19.3 Other Remedies.  Notwithstanding the provisions of Sections 11.19.1 and 11.19.2, termination of this Agreement shall not prejudice or impair ASSIGNOR’s or ASSIGNEE’s rights and obligations under Sections 5.1 (and any relevant confidentiality agreement and any site access/boarding agreement entered into between the parties), 5.2 (Physical Inspections), 5.3.2 (Inspection Results), and 11.3 (Alternative Dispute Resolution), and such other portions of this Agreement as are necessary to the enforcement and construction of the foregoing.

11.20 Waiver of Right to Rescission.  ASSIGNOR and ASSIGNEE acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following the Closing, ASSIGNEE and ASSIGNOR waive any right to rescind this Agreement or any of the transactions contemplated hereby.

11.21 WAIVER OF CONSUMER RIGHTS.  AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY.  IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED.  EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

11.22 Specific Performance.  Each party hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if any party fails to perform any covenant or agreement made by it herein to consummate the transactions contemplated hereby (including the satisfaction of any conditions to Closing), the non-breaching party will be without an adequate remedy at law.  If any party fails to perform any covenant or agreement made by it herein to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing), the non-breaching party subject to the terms hereof may, except to the extent that this Agreement has been validly terminated, seek specific performance of such covenant or agreement or any other equitable relief in arbitration proceedings pursuant to Section 11.3, without the necessity of proving actual damages.

[Remainder of this page is left blank; signatures follow.]

IN WITNESS WHEREOF, the authorized representatives of ASSIGNOR and ASSIGNEE execute this Agreement on the date first set forth above.

BURLINGTON RESOURCES OIL & GAS COMPANY LP

By:	BROG GP LLC
its sole General Partner

By:	/s/ J.E. Carlton
Name: Title:	J.E. Carlton Attorney-In-Fact

DENBURY ONSHORE, LLC

By:	/s/ Dan E. Cole
Name: Title:	Dan E. Cole Vice President – Marketing and Business Development

Signature Page to Purchase and Sale Agreement